Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Exhibit 10.49

OPTION AGREEMENT

This Option Agreement (this “Option Agreement”), effective as of October 22, 2025 (the “Effective Date”), is made by and between ImmunoScape Pte. Ltd., a private limited company existing under the laws of Singapore, with a business address 1 Scotts Road 24-10, Shaw Centre, Singapore 228208 (“IMSCP”), and Cue Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, having its registered office at 40 Guest Street, Boston, MA 02135 (“Cue”). IMSCP and Cue are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. The Parties hereby agree as follows:

1.
Signature Fee. IMSCP shall pay Cue a non-refundable, non-creditable amount equal to five hundred thousand dollars (US $500,000) on the Effective Date, by wire transfer to an account identified in writing by Cue (the “Signature Fee”). The Signature Fee shall be payable as consideration for Cue’s grant to IMSCP of the Option described in Section 2.
2.
Option. Effective on receipt of Cue’s receipt of the Signature Fee, Cue hereby grants to IMSCP the exclusive option to obtain a license to certain Cue technology pursuant to the Collaboration and License Agreement attached hereto as Exhibit A (the “Option”) for a period of [**] following the Effective Date (the “Option Period”). If IMSCP fails to execute the Option within the Option Period, then (a) the Option will expire and be of no further force or effect, (b) Cue will retain the Signature Fee, and (c) the Parties will have no further obligations with respect to the Option.
3.
Execution of Option. At any time during the Option Period, IMSCP may exercise the Option by (a) delivering written notice to Cue stating that it intends to exercise the Option (“Notice of Option Exercise”); and (b) paying Cue four million five hundred thousand dollars (US $4,500,000), by wire transfer to an account identified in writing by Cue (the “Option Exercise Fee”). If IMSCP delivers the Notice of Option Exercise and pays to Cue the Option Exercise Fee prior to the end of the Option Period, then immediately following Cue’s receipt of such Notice of Option Exercise and Option Exercise Fee, the Collaboration and License Agreement attached hereto as Exhibit A (the “Collaboration Agreement”) shall be deemed effective in accordance with its terms and the Option shall be deemed to have been irrevocably exercised. For clarity, the Option Exercise Fee shall be payable as partial consideration for Cue granting IMSCP the rights set forth in the Collaboration Agreement.
4.
Effect of Option Exercise. Upon exercise of the Option in accordance with the provisions of Section 3, the Parties shall perform all of their obligations, and shall be bound by all of the terms, conditions, and other provisions, contained in the Collaboration Agreement.
5.
Miscellaneous.

1

a.
Amendment; Waiver. This Option Agreement may be amended, and the observance of any term of this Option Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by each Party hereto. Waiver of any term or condition of this Option Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Option Agreement.
b.
Applicable Law. This Option Agreement shall be governed by and construed under the laws of the State of New York, without reference to its conflicts of laws provisions.
c.
Termination. This Option Agreement shall terminate and be of no further force or effect upon the earliest to occur: (a) the exercise of the Option and (b) the end of the Option Period. This Section 5 and any liability for breach arising prior to such termination shall survive the termination of this Option Agreement.
d.
Severability. If any provision of this Option Agreement is declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Option Agreement will not be affected thereby.
e.
Entire Agreement. This Option Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith, provided that the Collaboration Agreement, if it becomes effective, will supersede the terms of this Option Agreement.
f.
Confidentiality. The Parties agree that the existence and terms of this Option Agreement constitute “Confidential Information” under that certain Mutual Confidentiality Agreement between IMSCP and Cue dated [**] (the “Prior CDA”) and is therefore subject to all confidentiality obligations and limitations set forth therein; provided that immediately following Cue’s receipt of the Notice of Option Exercise and Option Exercise Fee, all Confidential Information between the Parties exchanged under the Prior CDA shall be deemed Confidential Information of the corresponding Party under the Collaboration Agreement and shall be subject to the terms of the Collaboration Agreement.
g.
Assignment. Cue may freely assign, transfer or delegate any of its rights or obligations under this Option Agreement, including in connection with any merger (by operation of law or otherwise), consolidation, reorganization, change in control or sale of all or substantially all of its assets related. IMSCP may not assign, transfer or delegate any of its rights or obligations under this Option Agreement without the prior express written consent of Cue.
h.
Counterparts; Electronic Transmission. This Option Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any

2

counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
i.
Notices. Any notice between the Parties must be in writing given via email and shall be deemed given on the day it is received by a Party (so long as no notice of failure of delivery is received by the sender thereof). Any notice shall be given to the email addresses set forth on the signature pages hereto.

3

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Option Agreement.

IMMUNOSCAPE PTE. LTD.	CUE BIOPHARMA, INC.
By: /s/ Michael Fehlings	By: /s/ Lucinda Warren
Name: Michael Fehlings	Name: Lucinda Warren
Title: CEO	Title: Chief Business Officer

4

EXHIBIT A

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”), effective as of November 6, 2025 (the “Effective Date”), is made by and between ImmunoScape Pte. Ltd., a private limited company existing under the laws of Singapore, with a business address 1 Scotts Road 24-10, Shaw Centre, Singapore 228208 (“IMSCP”), and Cue Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, having its registered office at 40 Guest Street, Boston, MA 02135 (“Cue”). IMSCP and Cue are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Cue is a biopharmaceutical company discovering and developing therapeutic candidates and, among other things, owns and controls certain Patents and Know-How (each as defined below) rights in and to certain molecules;

WHEREAS, IMSCP is a biopharmaceutical company, and desires to obtain a license from Cue to further Research, Develop and Commercialize (each as defined below) such molecules directed to targets in the Field, all on the terms of this Agreement;

WHEREAS, among other things, IMSCP desires for Cue to perform, and Cue desires to perform, during the Research Period, certain activities and provide certain deliverables with respect to certain molecules directed to targets in the Field pursuant to a mutually agreed Transfer Plan (each as defined below); and

WHEREAS, each Party desires to undertake such activities in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the Parties hereby agree as follows:

Article 1

DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1
“Accounting Standards” means, with respect to a Person, the accounting standards used by such Person, whether United States Generally Accepted Accounting Principles or International Financial Reporting Standards, for its financial reporting obligations, consistently applied.
1.2
“Acquired Party” has the meaning set forth in Section 1.11.

1.3
“Active Development” means, with respect to a given CUE-100 Series Subject Molecule, that IMSCP, its Affiliates, or Sublicensees are [**] engaging in the Development activities (a) set forth in Exhibit 1.3 with respect to such CUE-100 Series Subject Molecule or (b) otherwise mutually agreed in writing between the Parties with express reference to this provision. [**].
1.4
“Affiliate” means with respect to a particular Person, another Person that controls, is controlled by or is under common control with such Person. Solely for the purposes of the definition in this Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.5
“Applicable Independent Director” has the meaning set forth in Section 7.6.5.
1.6
“Applicable Law” means any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction applicable to the conduct of the applicable subject matter of this Agreement.
1.7
“Calendar Quarter” means each of the three (3) month periods beginning January 1, April 1, July 1 and October 1 in any year; provided that the first Calendar Quarter of the Term will extend from the Effective Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter of the Term will extend from the first calendar day of such Calendar Quarter until the effective date of the expiration or termination of this Agreement.
1.8
“Calendar Year” means each period beginning on January 1 and ending on December 31; provided that the first Calendar Year of the Term will extend from the Effective Date to December 31 of the then-current Calendar Year, and the last Calendar Year of the Term will extend from January 1 of such Calendar Year until the effective date of the termination or expiration of this Agreement.
1.9
“Capitalization Statements” shall have the meaning set forth in Section 7.6.7(a).
1.10
“Cell Therapy Product” means a cell for use in a cancer patient that [**].
1.11
“Change of Control” means, with respect to a Party (an “Acquired Party”): (a) an IPO, merger, reorganization, combination, recapitalization or consolidation of such Party (or, if applicable, a parent company of such Party) with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, a parent company of such Party) immediately prior to such IPO, merger, reorganization, combination, recapitalization or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the applicable parent of the surviving entity immediately after such initial public offering, merger, reorganization, combination, recapitalization or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of

Exhibit A - 2

fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party or a parent company of such Party, or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s or its parent company’s assets. Any acquiring or combining Third Party with respect to an Acquired Party, and any of such Third Party’s Affiliates (other than the Acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquiring Party”.
1.12
“Closing” means the closing of a Qualified Offering.
1.13
“Closing Payment” has the meaning set forth in Section 7.1.2.
1.14
“CMO” has the meaning set forth in Section 6.3.
1.15
“Combination Product” means any product that (a) contains one or more Licensed Molecules co-formulated with one or more Other Active Ingredients, (b) comprises one or more Licensed Molecules that are co-administered with one or more Other Active Ingredients, or (c) comprises one or more Licensed Molecules and one or more Other Active Ingredients that are sold either as a fixed dose combination, with separate doses in a single package, or otherwise, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations, all for a single price.
1.16
“Commercialization” means any and all activities for marketing, promoting, distributing, importing, exporting, using, offering to sell, selling or having sold a product, including activities related to the commercial manufacture, marketing, promotion, sale or distribution of a product in the Territory, including medical affairs activities and commercial activities conducted in preparation for a product launch. Commercialization excludes Research and Development. “Commercialize” and “Commercialized” have correlative meanings.
1.17
“Commercially Reasonable Efforts” means [**].
1.18
“Competitive Product Infringement” has the meaning set forth in Section 8.3.1.
1.19
“Confidential Information” has the meaning set forth in Section 9.1.
1.20
“Control” in the context of Patents, Know-How or other intellectual property rights, means the possession by a Party of the ability (whether by ownership, license, or otherwise, other than pursuant to a license granted to such Party by a Party to this Agreement) to grant the applicable access to, or a license or sublicense under this Agreement, without giving rise to any payment obligation to any Third Party (unless such other Party agrees in writing to be responsible for such payments) or any violation of the terms of any written agreement with any Third Party. “Controlled” has a correlative meaning. Notwithstanding any provision of this Agreement to the contrary, a Party will not be deemed to “Control” any item of Patents, Know-How or other intellectual property rights that (a) prior to the consummation of a Change of Control of such Party, was owned or controlled by any Acquiring Party or (b) following the consummation of such Change of Control of such Party, that any Acquiring Party invents or acquires independently and outside of the activities under this Agreement.

Exhibit A - 3

1.21
“Cover” means, with respect to any subject matter and a given Patent, the manufacture, use, sale, offering for sale, importation, exportation or other Exploitation of such subject matter would infringe such Patent at the time of such Exploitation; provided that, for purposes of the foregoing, a pending claim within a patent application shall be deemed issued as then-being prosecuted. “Covered” and “Covering” have correlative meanings.
1.22
“Cue Director” has the meaning set forth in Section 7.6.4.
1.23
“Cue Indemnitees” has the meaning set forth in Section 11.1.
1.24
“Cue Know-How” means all Know-How Controlled by Cue (a) as of the Effective Date or at any time during the Research Period, that is [**] to Exploit CUE-100 Series Subject Molecules in the Field in the Territory (such Know-How, the “CUE-100 Series Know-How”) and (b) as of the Effective Date or at any time during the Term, that is [**] to Exploit Licensed Molecules or Licensed Products in the Field in the Territory (such Know-How, the “Licensed Product Know-How”).
1.25
“Cue Licensed IP” means Cue Know-How, Cue Patents, and Cue’s rights in or to any and all Joint Existing IP and Joint Collaboration IP.
1.26
“Cue Patents” means all Patents Controlled by Cue (i) as of the Effective Date or at any time during the Research Period, that Cover any CUE-100 Series Subject Molecules in the Field in the Territory (such Patents, the “CUE-100 Series Patents”), which, as of the Effective Date, are as set forth on Exhibit 1.26, and (ii) as of the Effective Date or at any time during the Term, that Cover any Licensed Molecule or Licensed Product in the Field in the Territory (such Patents, the “Licensed Product Patents”). For clarity, Cue Patents include Cue’s rights in the Joint Collaboration Patents and Joint Existing Patents. Notwithstanding any provision of this Agreement to the contrary, Licensed Product Patents do not include any Patent that only Covers an Other Active Ingredient.
1.27
“Cue Product Patent” means any Cue Patent (other than a Joint IMSCP/Cue Patent or a Patent that Cue licenses from [**]) that Covers (i) a CUE-100 Series Subject Molecule [**] by IMSCP, its Affiliates or its Sublicensees, (ii) a Licensed Molecule or (iii) a Licensed Product.
1.28
“Cue Taxes” has the meaning set forth in Section 7.11.
1.29
"CUE-100 Series Excluded Rights” means (a) during the Restricted Period, [**] and (b) following the Restricted Period, [**].
1.30
“CUE-100 Series Molecule” means [**].
1.31
“CUE-100 Series Subject Molecule” means a CUE-100 Series Molecule that is Directed To a target in the Field, in each case subject to the CUE-100 Series Excluded Rights.
1.32
“CUE-100 Series Technology” means the CUE-100 Series Know-How, CUE-100 Series Patents, and Cue’s rights in or to any and all Joint Existing IP and Joint Collaboration IP.

Exhibit A - 4

1.33
“CUE-101 Molecule” means any CUE-100 Series Molecule [**].
1.34
“CUE-102 Molecule” means any CUE-100 Series Molecule [**].
1.35
“Deliverables” has the meaning set forth in Section 2.1.
1.36
“Developing Countries” has the meaning set forth in Exhibit 3.6.
1.37
“Development” means: (a) conducting clinical development activities and other development activities for a compound or product, (b) obtaining or maintaining Regulatory Approval of a product, (c) developing the process for the manufacture of clinical and commercial quantities of a compound or product, (d) the conduct of any human clinical trial of a product, (e) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain or maintain Regulatory Approval of a product, including the performance of IND Enabling Studies, and (f) manufacturing of a compound or product to the extent for use in any of the foregoing activities. Development excludes Research and Commercialization (including the manufacture and accumulation of commercial inventory of a product). “Develop” and “Developing” have correlative meanings.
1.38
“Directed To” means, with respect to a given compound or product, on one hand, and a given target, on the other hand, such compound or product specifically binds to and, as its intended mechanism of action, modulates such target, which such binding and modulation is specifically intended to provide a therapeutic, prophylactic or palliative benefit.
1.39
“Disclosing Party” has the meaning set forth in Section 9.1.
1.40
“Dispute” has the meaning set forth in Section 13.1.
1.41
“Dollars” or “$” means United States Dollars.
1.42
“EAR” has the meaning set forth in Section 10.2.1.
1.43
“[**] License Agreement” means the exclusive Amended and Restated License Agreement between Cue and [**] dated [**].
1.44
“[**] Licensed IP” has the meaning set forth in Section 3.3.1.
1.45
“EMA” means the European Medicines Agency or any successor agency or authority. For all purposes of this Agreement, any action or inaction (including the grant of any Regulatory Approval) by the MHRA shall be deemed an action or inaction by the EMA.
1.46
“EU” means any and all of the member states of the European Union, as may be updated from time to time. Notwithstanding the foregoing, the EU includes the United Kingdom and its countries and territories.
1.47
“Executive Officer” means, with respect to a Party, such Party’s Chief Executive Officer or such Chief Executive Officer’s designated representative having sufficient authority to discuss, address or resolve the applicable matter.

Exhibit A - 5

1.48
“Exploit” means to Research, Develop, Commercialize and/or otherwise exploit (including to use, manufacture, have manufactured, sell, have sold, offer for sale, commercialize, import, have imported, distribute, have distributed, export, or have exported). “Exploitation” and “Exploited” have correlative meanings.
1.49
“FCPA” has the meaning set forth in Section 10.4.4.
1.50
“FDA” means the United States Food and Drug Administration, or any successor agency or authority.
1.51
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et seq., and the rules, regulations, guidance, guidelines and requirements promulgated or issued thereunder.
1.52
“Field” means oncology, including any and all diagnostic, prophylactic, therapeutic and palliative uses and applications, in each case, to the extent for oncology Indications. Notwithstanding any provision of this Agreement to the contrary, Field does not include any use of a CUE-100 Series Subject Molecule, whether alone or as a Combination Product with any other active agent or therapy (e.g., CAR-T cell therapy), that is administered for the purpose of [**].
1.53
“First Commercial Sale” means, with respect to a given Licensed Product in a given country or in the Territory (as applicable), the first sale for value for use or consumption of such Licensed Product in such country after such Licensed Product receives Regulatory Approval in such country and on which Net Sales accrue.
1.54
“First Warrant” has the meaning set forth in Section 7.6.2.
1.55
“FTE” has the meaning set forth in Exhibit 1.141.
1.56
“FTE Cost” has the meaning set forth in Exhibit 1.141.
1.57
“FTE Rate” has the meaning set forth in Exhibit 1.141.
1.58
“Fully-Diluted Capitalization” means (a) all of the issued and outstanding ordinary shares, preference shares, and other equity securities of IMSCP (calculated on an as-converted to ordinary shares basis); (b) any issued and outstanding security that is convertible, with or without consideration, in any shares of ordinary shares, preference shares, or other equity security of IMSCP (calculated on an as-converted to ordinary shares basis); and (c) any issued and outstanding warrants to purchase shares of ordinary shares, preference shares, or other equity security of IMSCP (calculated on an as-exercised, as-converted to ordinary shares basis); excluding, in each case, (i) any options issued after the Effective Date from the unallocated portion of IMSCP’s incentive stock option plan as such plan may be amended from time to time by IMSCP and (ii) upon a Change of Control of IMSCP any options, warrants, and convertible securities that are “out of the money” or otherwise not converted in the Change of Control of IMSCP.
1.59
“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or

Exhibit A - 6

the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time.
1.60
“Government Official” has the meaning set forth in Section 10.4.4.
1.61
“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.
1.62
“Immuno-STAT Molecule” means a molecule that [**].
1.63
“IMSCP Indemnitees” has the meaning set forth in Section 11.2.
1.64
“IMSCP Licensed IP” means the IMSCP Know-How, IMSCP Patents, and IMSCP’s rights in or to any and all Joint Existing IP and Joint Collaboration IP.
1.65
“IMSCP Know-How” means all Know-How Controlled by IMSCP, as of the Effective Date or at any time during the Term, that is [**] to perform the Transfer Plan.
1.66
“IMSCP Patents” means any and all Patents Controlled by IMSCP, as of the Effective Date or at any time during the Term, that is necessary to perform the Transfer Plan. For clarity, IMSCP Patents includes IMSCP’s rights in the Joint Collaboration Patents and Joint Existing Patents.
1.67
“IMSCP Potential Product Molecule” means any CUE-100 Series Subject Molecule with respect to which IMSCP, its Affiliates, or its Sublicensees engage in any Research or Development during the Research Period.
1.68
“IMSCP Commercial License” has the meaning set forth in Section 3.2.
1.69
“IMSCP Research License” has the meaning set forth in Section 3.1.
1.70
“IND” means an application filed with a Regulatory Authority for authorization to commence human clinical trials, including: (a) an Investigational New Drug Application as defined in the FDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions (e.g., Clinical Trial Application (CTA)), and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.71
“IND Enabling Studies” means pre-clinical studies on a CUE-100 Series Subject Molecule, conducted under GLP, the protocol and results of which are intended to be used to support an IND, including, but not limited to PK/ADME studies, potency studies, pharmacodynamics, safety, toxicology, pharmacology, preformulation, and formulation development. In no event will IND Enabling Studies for a given CUE-100 Series Subject Molecule be deemed to have commenced prior to the release of the master cell bank or initiation of an engineering batch with respect to such CUE-100 Series Subject Molecule.
1.72
“Indemnitee” has the meaning set forth in Section 11.3.

Exhibit A - 7

1.73
“Indemnitor” has the meaning set forth in Section 11.3.
1.74
“Indication” means a disease or condition, for a defined class of human patients, that is, or that could reasonably be expected to be, specified in a Regulatory Approval.
1.75
“Invented” means: (a) with respect to patentable inventions, “invented” as determined in accordance with U.S. patent law, (b) with respect to copyrightable works, “authored” as determined in accordance with U.S. copyright law, or (c) with respect to all other Know-How, generated, developed, created or otherwise made.
1.76
“IPO” means the effectiveness of a registration statement for the first sale of IMSCP’s ordinary shares (or other capital stock) in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, or any other similar offering to the public of securities.
1.77
“Joint Collaboration IP” means Joint Collaboration Know-How and Joint Collaboration Patents.
1.78
“Joint Collaboration Know-How” means any and all Know-How that is first Invented jointly by or on behalf of Cue or its Affiliates, on the one hand, and IMSCP or its Affiliates, on the other hand, in performing activities under this Agreement.
1.79
“Joint Collaboration Patents” means any and all Patents that are first Invented jointly by or on behalf of Cue or its Affiliates, on the one hand, and IMSCP or its Affiliates, on the other hand, in performing activities under this Agreement.
1.80
“Joint Existing IP” means Joint Existing Know-How and Joint Existing Patents.
1.81
“Joint Existing Know-How” means any and all Know-How that as of the Effective Date was first Invented jointly by or on behalf of Cue or its Affiliates, on the one hand, and IMSCP or its Affiliates, on the other hand, including such jointly owned Know-How generated under (a) that certain Material Transfer Agreement between the Parties dated September 14, 2023 (as amended); (b) that certain Material Transfer Agreement between the Parties dated December 14, 2023; (c) that certain Research Collaboration Agreement between the Parties dated January 17, 2024; and (d) that certain Material Transfer Agreement between the Parties dated March 18, 2024.
1.82
“Joint Existing Patents” means any and all Patents to the extent claiming Joint Existing Know-How, including but not limited to (i) [**], and (ii) [**], and (iii) all patent applications claiming priority to either or both of the foregoing applications (i) and (ii) hereafter filed, and any patent claiming priority to either or both of the foregoing applications (i) and (ii) hereafter issued, and any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
1.83
“Joint IMSCP/Cue Patents” means any and all Joint Collaboration Patents and Joint Existing Patents.

Exhibit A - 8

1.84
“JIC” has the meaning set forth in Section 5.3.1.
1.85
“Know-How” means information and materials, whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, results, inventions, discoveries, works of authorship, compounds and tangible materials, in each case to the extent not generally known or available to the public. For clarity, Know-How excludes Patents.
1.86
“Knowledge” means [**].
1.87
“[**] Agreement” means that certain Collaboration, License and Option Agreement between [**] and Cue, dated [**], as amended.
1.88
“[**] Territory” means [**].
1.89
“Liabilities” has the meaning set forth in Section 11.1.
1.90
“Licensed Molecule” means each CUE-100 Series Subject Molecule for which IMSCP, its Affiliates or Sublicensees has commenced [**].
1.91
“Licensed Product” means any product containing a Licensed Molecule as an active ingredient, in any formulation, combination or method of delivery. Licensed Product shall include Combination Products having one or more Other Active Ingredients, except that such Other Active Ingredients are excluded from the definition of Licensed Product for the purposes of any licenses or conveyances of property rights hereunder.
1.92
“Licensed Product Technology” means the Licensed Product Know-How, Licensed Product Patents, and Cue’s rights in or to any and all Joint Existing IP and Joint Collaboration IP.
1.93
“MAA” means a New Drug Application (or its equivalent), as defined in the FDCA, submitted to the FDA in the United States or a corresponding or similar application which has been submitted to a Regulatory Authority in any jurisdiction outside the United States, including to: (a) the EMA under the centralized filing procedure in the EU or (b) a Regulatory Authority in any EU country if the centralized EMA filing procedure is not used to gain Regulatory Approval in such country.
1.94
“Major Markets” means any and all of [**].
1.95
“Materials” has the meaning set forth in Section 9.6.
1.96
“MHRA” means the United Kingdom Medicines and Healthcare Products Regulatory Agency, or any successor agency or authority.
1.97
“Net Sales” means the [**].
1.98
“Non-Royalty Sublicense Fees” means any and all consideration paid to IMSCP or its Affiliates by a Sublicensee, including license fees, upfront payments, and milestone payments.

Exhibit A - 9

For the avoidance of doubt, Non-Royalty Sublicense Fees shall exclude (a) any royalties payable on sales of Licensed Products, (b) any issuance of equity interests in IMSCP or its Affiliates to the extent such equity is issued at or below fair market value, (c) any bona fide, arm’s length fee or other consideration paid for the reimbursement of costs incurred by IMSCP or its Affiliates in the performance of prospective services for or on behalf of a Sublicensee, and (d) amounts paid for supplies of Licensed Product or other materials at cost.
1.99
“OFAC” has the meaning set forth in Section 10.2.1.
1.100
“Other Active Ingredient” means one or more ingredients (other than Licensed Molecules) that are pharmaceutically active ingredients.
1.101
“Patent Challenge” has the meaning set forth in Section 7.3.6.
1.102
“Patents” means all existing patents and patent applications and all patent applications hereafter filed, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
1.103
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.104
“Pricing and Reimbursement Approval” means, with respect to any country or jurisdiction in the Territory in which Governmental Authorities determine the pricing at which a Licensed Product will be reimbursed, the approval, agreement, determination or decision by the applicable Governmental Authorities establishing the pricing and reimbursement status for such Licensed Product.
1.105
“Prior CDA” means that certain Mutual Confidentiality Agreement between IMSCP and Cue dated [**].
1.106
“Prior MTAs” means that certain Material Transfer Agreement between IMSCP and Cue dated [**], as amended [**], that certain Material Transfer Agreement between IMSCP and Cue dated [**], and that certain Material Transfer Agreement between IMSCP and Cue dated [**].
1.107
“Product Infringement” has the meaning set forth in Section 8.3.1.
1.108
“Product Specific Patent” means (i) during the Research Period, [**] and (ii) upon expiration of the Research Period, [**].
1.109
“Publication” has the meaning set forth in Section 9.5.

Exhibit A - 10

1.110
“Qualified Biopharmaceutical Company” means [**].
1.111
“Qualified Offering” means a transaction, or series of related transactions, in which IMSCP issues shares of its ordinary shares, preference shares, or securities convertible in each case therefor, for bona fide financing purposes in which IMSCP receives gross proceeds of not less than [**] US Dollars ($[**]). For purposes of the first Qualified Offering, [**]. Notwithstanding anything to the contrary in this Agreement, IMSCP may at any time obtain or enter into any form of non-dilutive financing, funding, grant, collaboration, or similar arrangement that does not involve the issuance of equity or equity-linked securities (“Non-Dilutive Funding”). Any such Non-Dilutive Funding shall not constitute or be deemed a Qualified Offering for purposes of this Agreement and shall not affect the calculation or timing of any payments, warrant issuances, or other rights or obligations hereunder.
1.112
“Receiving Party” has the meaning set forth in Section 9.1.
1.113
“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals, licenses, registrations, or authorizations from any Regulatory Authority necessary to market a Licensed Product in such country or other jurisdiction, including in each case, Pricing and Reimbursement Approval.
1.114
“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Commercialization or other use or Exploitation (including the granting of Regulatory Approvals) of any Licensed Product in any jurisdiction.
1.115
“Regulatory Exclusivity” means, with respect to any country or other jurisdiction, any exclusive marketing rights or exclusivity rights or protection with respect to a pharmaceutical product conferred by a Regulatory Authority or other Governmental Authority in such country or jurisdiction, including any regulatory protection exclusivity (such as regulatory data exclusivity), orphan drug designation or pediatric exclusivity, but excluding Patents.
1.116
“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, Commercialize or otherwise Exploit a Licensed Product in a particular country or jurisdiction, and all supporting data, including INDs, MAAs and other Regulatory Approvals.
1.117
“Representatives” has the meaning set forth in Section 9.1.
1.118
“Research” means any and all pre-clinical research activities conducted with respect to a compound or product, including the making or manufacture of such compound or product for use in such activities. Research excludes Development and Commercialization.
1.119
“Research Period” means the period commencing on the Effective Date and expiring upon the later of (a) the first date that IMSCP, its Affiliates or Sublicensees ceases to [**]; and (b) the fifth (5th) anniversary of the Effective Date.

Exhibit A - 11

1.120
“Restricted Activities” has the meaning set forth in Section 3.4.1.
1.121
“Restricted Party” has the meaning set forth in Section 10.2.2.
1.122
“Restricted Period” means the period beginning on the Effective Date and ending [**] thereafter.
1.123
“Right of Reference” has the meaning ascribed thereto in 21 C.F.R. §314.3(b) or equivalents thereto under Applicable Law in countries or jurisdictions outside the United States.
1.124
“ROFN Notice” has the meaning set forth in Section 14.6.1.
1.125
“ROFN Period” has the meaning set forth in Section 14.6.1.
1.126
“Royalty Sublicense Fees” means all amounts paid by Sublicensees to IMSCP or its Affiliates as royalties on sales of Licensed Molecules or Licensed Products.
1.127
“Royalty Term” means, with respect to a given Licensed Product in a given country, the period beginning on the First Commercial Sale of such Licensed Product in such country and ending on the later of: (a) [**] from the latter of the First Commercial Sale or the Pricing and Reimbursement Approval (if available in such country) of such Licensed Product in such country, (b) expiration of the last to expire Valid Claim of the Cue Patents in such country Covering such Licensed Product, and (c) expiration of all Regulatory Exclusivity with respect to such Licensed Product in such country.
1.128
“Sanctioned Country” has the meaning set forth in Section 10.2.2.
1.129
“SDN List” has the meaning set forth in Section 10.2.2.
1.130
“SEC” has the meaning set forth in Section 9.2.4
1.131
“Second Warrant” has the meaning set forth in Section 7.6.3.
1.132
“Sublicensee” means any Third Party to whom IMSCP or any of its Affiliates or Sublicensees has granted either: (a) a sublicense or other grant of rights under the IMSCP Research License or IMSCP Commercial License or (b) any license, assignment, covenant not to sue, or other grant of rights to Exploit, or authorizing or enabling the Exploitation of, a Licensed Molecule or Licensed Product. For the avoidance of doubt, Sublicensee does not include a CMO or any other subcontractor or service provider of IMSCP (or any Affiliate or Sublicensee) using a sublicense solely to perform services for or on behalf of IMSCP (or such Affiliate or Sublicensee).
1.133
“TCR” has the meaning set forth in Section 4.2.1.
1.134
“Term” has the meaning set forth in Section 12.1.
1.135
“Terminated Products” has the meaning set forth in Section 12.5.1.

Exhibit A - 12

1.136
“Territory” means (a) worldwide for all CUE-100 Series Subject Molecules except CUE-101 Molecules and CUE-102 Molecules, and (b) worldwide for all CUE-101 Molecules and CUE-102 Molecules, excluding the [**] Territory for so long as and to the extent that (i) the [**] Agreement or any amendment thereto remains in effect or (ii) Cue has any surviving performance obligations (including any payment obligation) under [**] Agreement.
1.137
“Third Party” means any Person other than Cue, IMSCP or their respective Affiliates.
1.138
“Title 11” has the meaning set forth in Section 14.2.
1.139
“Transfer Activities” has the meaning set forth in Section 2.1.
1.140
“Transfer Fees” has the meaning set forth in Section 7.2.1.
1.141
“Transfer Plan” means the transfer plan attached hereto as Exhibit 1.141, as may be amended by the Parties from time-to-time following good faith discussions with respect thereto.
1.142
“Transferred Product” has the meaning set forth in Section 6.2.
1.143
“Upfront Payments” has the meaning set forth in Section 7.1.3.
1.144
“Valid Claim” means, on a country-by-country basis, a claim of a Cue Patent (including any Joint IMSCP/Cue Patent) that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, explicitly disclaimed, denied or admitted in writing to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application within the Cue Patents has not issued as a claim of a patent within [**] after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to the paragraph above).
1.145
“Withholding Amount” has the meaning set forth in Section 7.11.
1.146
“WT-1 Combo” has the meaning set forth in Section 4.2.1.
Article 2

PROGRAM TRANSFER
2.1
Performance. After Cue’s receipt of the Closing Payment, and to the extent requested in writing by IMSCP, Cue shall use Commercially Reasonable Efforts to (a) complete the activities described in the Transfer Plan (the “Transfer Activities”) and (b) provide the deliverables described in the Transfer Plan (the “Deliverables”). In the event of any conflict between the Transfer Plan and this Agreement, except to the extent specifically agreed by the Parties in writing, the terms of this Agreement will control. Notwithstanding any provision of this

Exhibit A - 13

Agreement to the contrary Cue shall not be obligated to perform any Transfer Activity or provide any Deliverable to the extent (i) doing so is not permitted under Applicable Law or (ii) IMSCP does not deliver a written request to Cue to perform such Transfer Activity or provide such Deliverable within [**] following the Effective Date.
2.2
Use of Deliverables. IMSCP shall use the Deliverables solely to exercise its rights under this Agreement and for no other purpose. IMSCP shall not sell, transfer, disclose or otherwise provide access to the Deliverables without the written consent of Cue, except that IMSCP may allow access to the Deliverables to its Affiliates and its and their respective Representatives, and Sublicensees solely for purposes consistent with this Agreement; provided that IMSCP binds such Affiliates and its and their respective Representatives and Sublicensees are bound by written agreement to retain and use the Deliverables only in a manner that is consistent with the terms of this Agreement. EXCEPT AS OTHERWISE SET FORTH IN Article 10, THE DELIVERABLES BEING SUPPLIED UNDER THIS AGREEMENT ARE BEING SUPPLIED “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND CUE EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. IMSCP acknowledges the experimental nature of the Deliverables and that accordingly, not all characteristics of the Deliverables are necessarily known. IMSCP shall not administer any compound or substance provided as a Deliverable to humans.
Article 3

LICENSES; EXCLUSIVITY
3.1
IMSCP Research License. Subject to the terms and conditions of this Agreement and the [**] License Agreement (to the extent applicable to the [**] Licensed IP), during the Research Period, Cue, on behalf of itself and its Affiliates, hereby grants to IMSCP a co-exclusive (solely with Cue and its Affiliates and subject to Section 3.4) license, with the right to grant and authorize sublicenses solely as provided in Section 3.3, under the CUE-100 Series Technology to Research and Develop CUE-100 Series Subject Molecules in the Field in the Territory (the “IMSCP Research License”). Notwithstanding any provision of this Agreement to the contrary, the license granted to IMSCP in this Section 3.1 does not include any license to Research or Develop any CUE-101 Molecule or CUE-102 Molecule (a) in the [**] Territory for so long as, and to the extent that, the [**] Territory remains excluded from the Territory, or (b) in any manner that conflicts with any CUE-100 Series Excluded Rights. The IMSCP Research License shall terminate at the end of the Research Period, and IMSCP will only retain the rights granted to it in the IMSCP Commercial License for the remainder of the Term.
3.2
IMSCP Commercial License. Subject to the terms and conditions of this Agreement and the [**] License Agreement (to the extent applicable to the [**] Licensed IP), during the Term, Cue, on behalf of itself and its Affiliates, hereby grants to IMSCP an exclusive (even as to Cue and its Affiliates), royalty-bearing license, with the right to grant and authorize sublicenses solely as provided in Section 3.3, under the Licensed Product Technology to Exploit Licensed Molecules and Licensed Products in the Field in the Territory (the “IMSCP Commercial License”). Notwithstanding any provision of this Agreement to the contrary, the license granted

Exhibit A - 14

in this Section 3.2 does not include any license to Exploit any CUE-101 Molecule or CUE-102 Molecule (a) in the [**] Territory for so long as, and to the extent that, the [**] Territory remains excluded from the Territory or (b) in any manner that conflicts with any CUE-100 Series Excluded Rights.
3.3
Sublicensing.
3.3.1
Right to Sublicense. Subject to the terms and conditions of this Agreement and the [**] License Agreement, IMSCP will have the right, without Cue’s consent, to grant sublicenses (whether directly or through multiple tiers) to one or more Third Parties; provided that, IMSCP and its Affiliates, and Sublicensees, will not grant or authorize any sublicense to Research, Develop or Commercialize any CUE-100 Series Subject Molecule, Licensed Molecule or a Licensed Product to any Third Party that is not a Qualified Biopharmaceutical Company without (i) unanimous approval of the board of directors of IMSCP (for so long as Cue is entitled to appoint the Cue Director) or (ii) the written consent of Cue. The Parties acknowledge and agree that any CUE-100 Series Technology or Licensed Product Technology that is Controlled by Cue by virtue of the [**] License Agreement (“[**] Licensed IP”) may not be further sublicensed by IMSCP to any Sublicensee without [**]’s prior written consent. If [**] refuses to grant any such consent, then Cue will, to the extent permitted under the [**] License Agreement, grant a direct sublicense to the applicable Sublicensee subject to the terms and conditions of this Agreement and the [**] License Agreement.
3.3.2
Sublicensing Requirements. Any sublicense granted or authorized by IMSCP, its Affiliate or any Sublicensee under the IMSCP Research License or IMSCP Commercial License shall be in writing, and consistent with and subject to, and require the applicable Affiliate of IMSCP or Sublicensee receiving such sublicense to comply with IMSCP’s applicable obligations under, the terms of this Agreement. IMSCP shall remain solely responsible for full performance of its obligations under this Agreement and will be responsible for all actions and inactions of any Sublicensees or its Affiliates, as applicable, as if such Sublicensees or Affiliates, as applicable, were IMSCP hereunder. Further, upon the execution of any agreement with a Sublicensee (or any amendment thereto) pertaining to a sublicense under the IMSCP Research License or IMSCP Commercial License, IMSCP shall provide Cue with a complete and accurate copy thereof; provided that [**].
3.4
Exclusivity.
3.4.1
Exclusivity Obligations. (a) During the Research Period, Cue shall not, whether by itself or with, through or for any Affiliate or Third Party, Commercialize in the Territory any CUE-100 Series Subject Molecule (whether as a monotherapy or as a component in a combination therapy) that is primarily Directed To any oncology target, and (b) following the Research Period and during the Term, Cue shall not, whether by itself or with, through or for any Affiliate or Third Party, Commercialize in the Territory any CUE-100 Series Subject Molecule (whether as a monotherapy or as a component in a combination therapy) Directed To the same Indication as a Licensed Product (such activities, “Restricted Activities”).
3.4.2
Change of Control. In the event of a Change of Control of Cue, the exclusivity restrictions set forth in Section 3.4.1 for Restricted Activities shall not apply to any

Exhibit A - 15

compounds or molecules of the Acquiring Party that exist prior to, at or after the closing of such Change of Control; provided that no Licensed Product Technology or any non-public, proprietary Know-How of IMSCP is used in any material manner by or on behalf of the Acquiring Parties.
3.5
No Other Rights. Each Party retains all rights under all Know-How, Patents and other intellectual property or proprietary rights owned or controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Know-How, Patents or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement. Notwithstanding any provision of this Agreement to the contrary, neither Cue nor its Affiliates grant any license or right under this Agreement (and, accordingly, the Cue Licensed IP does not include any rights under any Know-How or Patents) to Exploit: (a) any small molecule, biologic, compound, cell, binding moiety, construct or sequence (or fragment of the foregoing), in each case, that is not a Licensed Molecule or that is not Directed To an oncology target, (b) any product that is not a Licensed Product, or (c) any CUE-101 Molecule or CUE-102 Molecule in any manner that conflicts with any CUE-100 Series Excluded Rights.
3.6
[**] License Agreement.
3.6.1
Notwithstanding any provision of this Agreement to the contrary, any license granted by Cue to IMSCP under Section 3.1 or Section 3.2 with respect to any [**] Licensed IP shall be non-exclusive, non-sublicensable, and subject to all terms and conditions of the [**] License Agreement.
3.6.2
To the extent the license granted to IMSCP under Section 3.1 or Section 3.2 includes rights to any [**] Licensed IP, IMSCP hereby agrees to comply with the provisions contained in Exhibit 3.6. All capitalized terms used in Exhibit 3.6 but not defined therein shall have the meaning set forth in the [**] License Agreement.
Article 4

DILIGENCE
4.1
Fund Raising Diligence.
4.1.1
IMSCP must receive an aggregate of not less than [**] Dollars ($[**]) from one or more financing sources (including the aggregate proceeds of any Qualified Offering conducted to date) prior to [**].
4.1.2
Prior to [**], IMSCP must receive an aggregate of not less than [**] Dollars ($[**]) from one or more financing sources (including the aggregate proceeds of any Qualified Offering conducted to date).
4.2
Research, Development and Commercialization Diligence.

Exhibit A - 16

4.2.1
During the Research Period, IMSCP shall use Commercially Reasonable Efforts to Research and Develop a combination TCR-T cell therapy for the treatment of Wilms’ Tumor 1 (WT1) expressing cancers, consisting of (a) a tumor-specific T cell receptor (“TCR”) and (b) a CUE-102 Molecule that selectively targets and modulates such TCR (such therapy, the “WT-1 Combo”).
4.2.2
During the Research Period, IMSCP shall use Commercially Reasonable Efforts to conduct IND Enabling Studies on at least [**] CUE-100 Series Subject Molecules.
4.2.3
During the Term, IMSCP shall use Commercially Reasonable Efforts to Develop, seek and obtain Regulatory Approval for each Licensed Product in at least the United States and [**].
4.2.4
During the Term, IMSCP shall use Commercially Reasonable Efforts to Commercialize Licensed Products Directed To a target in the Field in each country or region in which Regulatory Approval for the applicable Licensed Product is obtained or achieved.
Article 5

Development; COMMERCIALIZATION; INFORMATION SHARING
5.1
Generally. Subject to and on the terms of this Agreement, as between the Parties, other than activities to be conducted by Cue pursuant to the Transfer Plan, IMSCP shall have the sole right and responsibility, at its cost and expense, to Research, Develop and Commercialize Licensed Molecules and Licensed Products Directed To targets in the Field in the Territory. For avoidance of doubt, Cue shall have no obligation under this Agreement to Research, Develop or Commercialize Licensed Molecules or Licensed Products.
5.2
Reports.

No less frequently than (a) each [**] during the first [**] following the Effective Date, (b) every [**] during the reminder of the Research Period, and (c) [**] of the Term (following expiration of the Research Period), IMSCP shall deliver a written report to Cue that summarizes the status and Development, Research and Commercialization plans for each: (i) IMSCP Potential Product Molecule (during Research Period only), (ii) CUE-100 Series Subject Molecule that is in Active Development (during Research Period only); (iii) Licensed Molecule, and (iv) Licensed Product. At a minimum, each such report shall contain sufficient detail to enable Cue to assess and confirm (A) IMSCP’s compliance with its obligations under Section 4.2 and (B) whether IMSCP has maintained at least [**] CUE-100 Series Subject Molecules in Active Development. Throughout the Term, IMSCP shall promptly notify Cue in writing if IMSCP ceases or postpones its Development activities with respect to any IMSCP Potential Product Molecule, CUE-100 Series Subject Molecule that has entered Active Development, Licensed Molecule, or Licensed Product. Further, until the Second Warrant is issued to Cue, or until IMSCP provides written notice that the second Qualified Offering after the date hereof has been consummated and no Second Warrant is issuable pursuant to Section 7.6.3, the written report required by this Section 5.2 shall include the status of achievement of the diligence obligations set forth in Section 4.1.

Exhibit A - 17

5.3
Joint Information Committee.
5.3.1
Formation; Role. Promptly after the Effective Date (but no later than [**] after the Effective Date), the Parties shall form a joint information committee (“JIC”) to serve as a forum for the exchange of information with respect to the CUE-100 Series Subject Molecules during the Research Period, and the Licensed Molecules and Licensed Products during the remainder of the Term. Each Party will bear its own costs associated with participating in the JIC and any subcommittee or working group thereof. For clarity, both Parties acknowledge and agree that Cue’s role on the JIC will be purely advisory.
5.3.2
Membership. Each Party shall initially appoint [**] employee-representatives to represent such Party at the JIC.
5.3.3
Meetings. Until the [**] of the Effective Date, the JIC will meet at least [**] at a mutually agreed location and time. The JIC may meet by remote conference, or any other method determined by the JIC. The meetings of the JIC shall occur in a format and at a location agreed to by the Parties.
5.3.4
Limitation on Authority. The JIC will have solely the information sharing role assigned to it in Section 5.3.1. The JIC will have no authority to amend, modify or waive compliance with this Agreement or make any decision other than those specifically assigned under this Article 5 to be made by the JIC. The JIC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement. For clarity, the JIC shall have no decision-making power with respect to a Party’s activities under this Agreement.
5.4
Compliance with Privacy Laws. Upon request by a Party, the other Party shall use Commercially Reasonable Efforts to cooperate with the requesting Party, at its own cost, in enabling the requesting Party to transfer information required to be transferred under this Agreement, or to use information transferred to it under this Agreement in accordance with rights granted to it under this Agreement; provided that, in each case, the activities undertaken by a Party pursuant to the foregoing shall be in compliance with applicable privacy laws and, if requested by a Party, the Parties shall negotiate in good faith and enter into a data protection agreement which shall set forth standard operating procedures governing the transfer of such information.
5.5
Regulatory Matters. IMSCP shall have the sole right and responsibility, at its cost and expense, with respect to the preparation and submission of all Regulatory Materials and other regulatory matters for Licensed Molecules in Licensed Products Directed To a target in the Field in the Territory. IMSCP shall keep Cue reasonably informed of its interactions with Regulatory Authorities regarding Regulatory Materials, to the extent such interactions reasonably relate to a Licensed Molecule or Licensed Product; provided, however, that IMSCP, its Affiliates and Sublicensees shall not identify or refer to Cue in any Regulatory Materials or in any correspondence with Regulatory Authorities without Cue’s prior written consent except to the extent required under Applicable Law or required to secure Regulatory Approval for such Licensed Molecule or Licensed Product. IMSCP (on behalf of itself and its Affiliates and Sublicensees) hereby grants to Cue a non-exclusive Right of Reference (including the right to grant further Rights of Reference to any of Cue’s Affiliates, licensees or Third Party distributors) to any such Regulatory Materials, to the extent such Right of Reference is required or reasonably useful to

Exhibit A - 18

obtain or maintain any Regulatory Approval of a product that is not a Licensed Product Directed To a target in the Field and for the sole purpose of preparing, obtaining and maintaining such Regulatory Approvals and to Exploit such product. Cue (on behalf of itself and its Affiliates and Sublicensees) hereby grants to IMSCP a non-exclusive Right of Reference (including the right to grant further Rights of Reference to any of IMSCP’s Affiliates, licensees or Third Party distributors) to any CUE-101 Molecule or CUE-102 Molecule clinical data that (a) is Controlled by Cue, (b) exists as of the Effective Date, and (c) [**].
Article 6

MANUFACTURING AND SUPPLY
6.1
Generally. Subject to and on the terms of this Agreement, as between the Parties, other than the activities to be conducted by Cue pursuant to the Transfer Plan, IMSCP shall have the sole right and responsibility, at its cost and expense, to manufacture Licensed Molecules and Licensed Products Directed To targets in the Field in the Territory.
6.2
Research Samples. At the request of IMSCP, during the Research Period, Cue will use Commercially Reasonable Efforts to transfer to IMSCP the quantity of CUE-102 Molecule specified in the Transfer Plan (“Transferred Product”).
6.3
CMO Introduction. At IMSCP’s request, if IMSCP wishes to manufacture itself, or to have manufactured, CUE-100 Series Subject Molecules (including Licensed Molecules or Licensed Products), Cue will use Commercially Reasonable Efforts to introduce IMSCP to the Third Party contract manufacturing organization (“CMO”) that manufactured such CUE-100 Series Subject Molecule on behalf of Cue prior to the Effective Date. For the avoidance of doubt (a) IMSCP will be under no obligation to use such CMO and may contract with any other CMO in its sole discretion and (b) except as expressly set forth in Section 6.2 or Section 6.3, Cue will be under no obligation to assist IMSCP with any activity relating to the manufacture of any CUE-100 Series Subject Molecule, Licensed Molecule or Licensed Product.
Article 7

PAYMENTS
7.1
Upfront Payment. In partial consideration for those rights granted to IMSCP under this Agreement, IMSCP shall pay to Cue a non-refundable, non-creditable, upfront payment equal to fourteen million five hundred thousand Dollars ($14,500,000) as follows:
7.1.1
IMSCP shall pay to Cue an amount equal to four million five hundred thousand Dollars ($4,500,000) on the Effective Date; and
7.1.2
IMSCP shall pay to Cue an amount equal to five million Dollars ($5,000,000) due no later than December 26, 2025 (“Closing Payment”); and
7.1.3
IMSCP shall pay to Cue an amount equal to the sum of (a) five million Dollars ($5,000,000) and (b) the Withholding Amount, if any (as determined pursuant to Section 7.11) on or before the first (1st) anniversary of the Effective Date (collectively, the “Upfront Payments”).

Exhibit A - 19

7.2
Payments for Cue’s Activities Under the Transfer Plan.
7.2.1
Fees. In consideration for Cue’s performance of the Transfer Activities and provision of the Deliverables (to the extent requested by IMSCP pursuant to Section 2.1) IMSCP shall pay Cue the amounts specified in the Transfer Plan (collectively, “Transfer Fees”).
7.2.2
Invoicing. Cue will invoice IMSCP for Transfer Fees on a [**] basis, as Transfer Activities are performed and as Deliverables are provided to IMSCP. IMSCP shall pay all invoices for Transfer Fees within [**] of receipt of invoice.
7.3
Royalties.
7.3.1
Royalty Payments. On a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term, IMSCP shall pay to Cue a running royalty equal to [**] percent ([**]%) of Net Sales of such Licensed Product in such country.
7.3.2
Royalty Reductions for Third Party Payments. If, after the Effective Date, IMSCP or any of its Affiliates obtains a license from any Third Party under Patents owned or controlled by such Third Party that would, absent such a right or license, be infringed by the making, having made, using, keeping, importing, exporting, offering for sale, sale, or other exploitation of a Licensed Product in the Field in the Territory, then IMSCP will be entitled to deduct [**] percent ([**]%) (subject to the floor in Section 7.3.4) of any royalty payments paid by IMSCP or its Affiliates to such Third Party under such license for a given Calendar Quarter, from the royalties otherwise payable under Section 7.3.1 with respect to such Licensed Product in such country during such same Calendar Quarter.
7.3.3
Know-How Royalty Reduction. For any period during the applicable Royalty Term in which the sale of a Licensed Product is not Covered by a Valid Claim of the Cue Patents in the country of sale, the royalty rate with respect to Net Sales of such Licensed Product for the remainder of the applicable Royalty Term shall be reduced by [**] percent ([**]%) (subject to the floor in Section 7.3.4).
7.3.4
Cumulative Floor on Royalty Reductions. Notwithstanding any provision of this Agreement to the contrary, including Sections 7.3.2 and 7.3.3, in no circumstances will the royalties payable to Cue with respect to any Licensed Product in any Calendar Quarter be reduced below [**] percent ([**]%) of the royalties otherwise payable with respect to such Licensed Product without the application of any reductions; [**].
7.3.5
Royalty Report. Within [**] following the end of each Calendar Quarter (or portion thereof) after the First Commercial Sale of the first Licensed Product, IMSCP shall provide to Cue a written, good-faith estimate, on a Licensed Product-by-Licensed Product basis, of Net Sales in the Territory during the preceding Calendar Quarter and the royalties payable by IMSCP to Cue pursuant to Section 7.3 in accordance with Accounting Standards. IMSCP shall make all royalty payments payable under this Section 7.3 within [**] after the close of the Calendar Quarter during which the corresponding Net Sales accrue. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Licensed Product-by-Licensed Product and country-by-country basis, of: (a) gross sales and Net Sales of Licensed Products in

Exhibit A - 20

the Territory during the applicable Calendar Quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such Calendar Quarter (including, on an itemized basis, any deductions or reductions made in calculating such Net Sales or such royalty payment), (c) total royalty amounts payable, and (d) any other information required under Section 7.03 of the [**] License Agreement. If no royalties are payable for a given Licensed Product for a given Calendar Quarter occurring after First Commercial Sale of such Licensed Product, IMSCP shall submit a royalty report so indicating for such Licensed Product.
7.3.6
Effects of Patent Challenge on Royalties. Except to the extent unenforceable under Applicable Law, if IMSCP, or any of its Affiliates or Sublicensees, takes any action directly or indirectly, or assists a Third Party in taking any action (including by knowingly providing financial or other assistance, including legal or technical advice (including Confidential Information of Cue), directly or indirectly, to any Third Party), to challenge the validity, enforceability, scope or ownership of any Cue Patents in any court or tribunal or any patent office in a jurisdiction, or in any proceeding, including in connection with a proceeding before a patent office or other administrative agency (each, a “Patent Challenge”), then IMSCP shall continue to pay to Cue any and all royalty payments otherwise due hereunder in accordance with this Section 7.3 during the pendency of such Patent Challenge. Should the outcome of a Patent Challenge determine that any claim included in the challenged Cue Patent(s) is valid and enforceable against a Licensed Product, IMSCP will thereafter (i) pay to Cue the royalty payments otherwise due hereunder at the rate of [**] times the applicable rate for all Licensed Products and (ii) reimburse Cue for all costs incurred by Cue in connection with the applicable legal proceedings, including all attorney’s fees. Notwithstanding any provision of this Agreement to the contrary, this Section 7.3.6 shall not apply with respect to a Patent Challenge that IMSCP, or any of its Affiliates or Sublicensees, raises as a defense to a suit or proceeding initiated by Cue or its Affiliates.
7.4
[**] License Agreement Payment Obligations. Cue shall be solely responsible to pay all consideration owed to its licensors under the [**] License Agreement.
7.5
Sublicense Fees.
7.5.1
Within [**] of receipt of any Non-Royalty Sublicense Fees, IMSCP shall pay Cue [**] percent ([**]%) of such Non-Royalty Sublicense Fees.
7.5.2
Within [**] of receipt of any Royalty Sublicense Fees, IMSCP shall pay Cue [**] percent ([**]%) of such Royalty Sublicense Fees.
7.5.3
Notwithstanding any provision of this Agreement to the contrary, in no event will the aggregate amount of Royalty Sublicense Fees due to Cue be less than [**] percent ([**]%) of such Sublicensee’s Net Sales (Net Sales shall apply mutatis mutandis to the gross amount invoiced by Sublicensees for the sale or disposition of Licensed Products), irrespective of any of the royalty rate, royalty reductions, royalty offsets or any other reductions or deductions included in the applicable sublicense.
7.6
Equity Grant; Related Rights.

Exhibit A - 21

7.6.1
On the Effective Date, as partial consideration for the Licenses granted hereunder, IMSCP shall issue Cue that number of its ordinary shares that is equal to at least forty percent (40%) of the issued and outstanding ordinary shares and preference shares of IMSCP, calculated immediately following the issuance to Cue. In connection therewith, Cue shall execute and deliver counterpart signature pages to, and will become bound by, the applicable stockholder agreements of IMSCP.
7.6.2
Upon the earlier of the Closing of the first Qualified Offering that occurs after the date hereof or a Change of Control of IMSCP, as partial consideration for the Licenses granted hereunder, IMSCP shall issue Cue a warrant to purchase IMSCP’s ordinary shares in the form attached hereto as Exhibit 7.6.2 (the “First Warrant”). The First Warrant shall be exercisable for that number of ordinary shares as is equal (a) to forty percent (40%) of the Fully-Diluted Capitalization of IMSCP minus (b) the number of ordinary shares then owned, or transferred by Cue, calculated immediately following the issuance of the First Warrant to Cue.
7.6.3
Upon the earlier of the closing of a second Qualified Offering after the date hereof or a Change of Control of IMSCP, as partial consideration for the Licenses granted hereunder, IMSCP shall issue Cue an additional warrant to purchase IMSCP’s ordinary shares in form attached hereto as Exhibit 7.6.3 (the “Second Warrant”). The Second Warrant shall be exercisable for that number of ordinary shares as is equal to (a) twenty percent (20%) of the Fully-Diluted Capitalization of IMSCP minus (b) the number of ordinary shares then owned by Cue and the number of shares for which the First Warrant is then-exercisable, calculated immediately following the issuance of the Second Warrant to Cue. For the avoidance of doubt, if the applicable number of ordinary shares exercisable under the Second Warrant as set forth above is less than or equal to zero, no Second Warrant will be issued.
7.6.4
For the [**] of the Term and thereafter so long as Cue continues to own least [**]% of the total issued and outstanding ordinary shares and preference shares of IMSCP or unless otherwise mutually agreed by the Parties in writing, it shall have the right to appoint [**] of the board of directors of IMSCP (the “Cue Director”).
7.6.5
For so long as Cue continues to own least [**]% of the total issued and outstanding ordinary shares and preference shares of IMSCP or unless otherwise mutually agreed by the Parties in writing, the size of the board of directors of IMSCP shall be not less than [**] members and there shall be at least [**] of the board of directors of IMSCP that is not affiliated with IMSCP, any of the other members of board of directors of IMSCP, any of the members of management of IMSCP, or any investor or significant shareholder of IMSCP (the “Applicable Independent Director”). The consent of the Cue Director shall be required for the election or appointment of the Applicable Independent Director.
7.6.6
During the Term of this Agreement, Cue shall have the right to appoint [**] to the scientific advisory board, or other similar committee or board of advisors, of IMSCP.
7.6.7
For so long as Cue continues to own least [**]% of the total issued and outstanding ordinary shares and preference shares of IMSCP, IMSCP shall deliver to Cue:

Exhibit A - 22

(a)
as soon as practical, but in any event within [**] after the end of each fiscal year of IMSCP, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts for such fiscal year and (y) the comparable amounts for the prior year, and (iii) a statement of shareholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by IMSCP, and (iv) a statement showing (A) the number of ordinary shares, preference shares, and each series thereof (and any other class or series of capital stock, as applicable) and securities convertible into or exercisable for ordinary shares, preference shares, or other shares of capital stock at the end of such year, (B) the ordinary shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for ordinary shares and the exchange ratio or exercise price applicable thereto, and (C) the number of ordinary shares subject to issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit Cue to calculate its percentage equity ownership of IMSCP, and certified by the chief financial officer or chief executive officer of IMSCP as being true, complete, and correct (the statements described in this clause (iv), the “Capitalization Statements”) as of the end of such year;
(b)
as soon as practical, but in any event within [**] after the end of each fiscal quarter of IMSCP, (i) an unaudited balance sheet as of the end of such quarter, (ii) unaudited statements of income and of cash flows for such quarter (iii) an unaudited statement of stockholders’ equity as of the end of such quarter and (iv) the Capitalization Statements as of the end of such quarter; and
(c)
notification of any significant transaction(s) or event(s) that could be reasonably expected to have a material impact on the value of Cue’s equity holdings in IMSCP with respect to the following: (i) any issuance, repurchase, or redemption of IMSCP’s equity securities, (ii) any change to IMSCP’s capital structure or voting rights of any class of shares, (iii) any material change in IMSCP’s outstanding debt obligations, (iv) any merger, consolidation, sale of assets, or similar strategic transaction, or (v) major progress or setback in a research or clinical development program. IMSCP shall provide such notice within [**] after the earlier of (x) approval of the applicable transaction or event by IMSCP’s board of directors or (y) the public or shareholder disclosure of such transaction or event. For the avoidance of doubt, IMSCP shall not be required to provide notice of ordinary-course operational matters or immaterial events that do not have a material effect on the value of Cue’s holdings.

If, for any period, IMSCP has any subsidiary whose accounts are consolidated with those of IMSCP, then in respect of such period, the financial statements delivered pursuant to the foregoing clauses (a) and (b) shall be the consolidated and consolidating financial statements of IMSCP and all such consolidated subsidiaries.

7.7
Reimbursement of Prosecution Costs. IMSCP shall reimburse Cue for all reasonable and documented costs and expenses actually incurred by Cue in connection with the filing, prosecution and maintenance of Cue Product Patents in accordance with Section 8.2.2 for so long as the Agreement remains in effect. All payments due pursuant to this Section 7.7 shall be made within [**] of Cue’s delivery of an invoice for such charges. For the avoidance of doubt,

Exhibit A - 23

IMSCP shall not be obligated to reimburse any internal [**] costs of Cue unless IMSCP has approved such costs in writing in advance.
7.8
Payments. All payments to either Party by the other Party under this Agreement: (a) shall be made by such other Party or its Affiliate by deposit of Dollars in the requisite amount to such bank account as such Party may from time to time designate by notice to the paying Party and (b) are non-refundable and non-creditable, and except to the extent expressly set forth in this Agreement, not subject to any deduction, offset or reduction. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), in the case of any amounts designated in another currency, each Party shall convert such foreign currency into Dollars using its standard conversion method consistent with its Accounting Standards in a manner consistent with the respective Party’s customary and usual conversion procedures used in preparing its audited financial reports applied on a consistent basis, provided that such procedures use a widely accepted source of published exchange rates.
7.9
Inspection of Records. IMSCP shall, and shall cause its Affiliates and Sublicensees to, keep full and accurate books and records setting forth gross sales of Licensed Products, Net Sales of Licensed Products, itemized deductions from gross sales taken to calculate Net Sales, Non-Royalty Sublicense Fees, Royalty Sublicense Fees and other amounts payable hereunder to Cue, in each case in accordance with Accounting Standards. IMSCP shall permit Cue, or independent qualified public accountants engaged by Cue and reasonably acceptable to IMSCP, to examine such books and records at any reasonable time, but not later than [**] following the rendering of any corresponding reports, accountings and payments pursuant to Section 7.3 unless otherwise required in connection with Section 7.04 of the [**] License Agreement as set forth in Exhibit 3.6. Cue shall bear the cost of any such examination and review; provided, however, that if the inspection or audit shows an underpayment of any amounts payable hereunder of more than [**] of the amount due for the applicable period, then IMSCP shall promptly reimburse Cue for all costs incurred in connection with such examination and review. Should such examination and review lead to the discovery of a discrepancy to Cue’s detriment, IMSCP will, within [**] after receipt of such report from the accounting firm, pay the amount of the discrepancy together with interest at the rate set forth in Section 7.10.
7.10
Late Payment. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [**] above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. Eastern Time on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.
7.11
Taxes. All payments by IMSCP to Cue under this Agreement shall be made free and clear of and without reduction for any taxes, duties or similar charges imposed by any Governmental Authority, other than taxes imposed on Cue’s overall net income, franchise or capital, which shall be the sole responsibility of and paid by Cue (the “Cue Taxes”). However, if IMSCP is required to withhold any such taxes, duties or similar charges on the amounts payable to Cue hereunder pursuant to Section 7.1.1 or Section 7.1.2, then IMSCP and Cue shall each bear

Exhibit A - 24

fifty percent (50%) of any amount that is subject to withholding by a Governmental Authority up to [**] U.S. Dollars (U.S. $[**]) per Party (the “Withholding Amount”). For clarity, if the total statutory withholding on a [**]. Any withholding taxes, duties or similar charges in excess of U.S. $[**] in the aggregate shall be the sole responsibility of IMSCP. IMSCP will reimburse Cue for Cue’s share of the Withholding Amount when IMSCP makes its required payment under Section 7.1.3. Except as provided above, all additional payments by IMSCP to Cue under this Agreement, IMSCP shall pay to Cue such additional amounts as are necessary to ensure receipt by Cue of the full amount for which Cue would have received but for such withholding. IMSCP shall provide Cue with official receipts issued by the appropriate Governmental Authority or such other evidence as is reasonably requested by Cue to establish that such taxes have been paid. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. If IMSCP withholds any taxes and pays Cue an additional amount equal to such withholding pursuant to this Section 7.11, then, to the extent the applicable taxing authority later refunds any portion of such withholding to Cue, Cue will promptly pay such refunded amount to IMSCP.
Article 8

INTELLECTUAL PROPERTY

8.1
Ownership, Generally. As between the Parties, each Party will retain ownership of all Patents, Know-How and other intellectual property rights that are Controlled by such Party prior to the Effective Date or are Invented by or first obtained by such Party through activities that are not within the scope of this Agreement. The Parties agree that the U.S. federal patent law on inventorship shall determine the inventorship of any invention and the names of the inventors on any Patents, whether sole or joint inventions, which arise in connection with the activities conducted pursuant to this Agreement. Subject to the rights granted and restrictions undertaken by a Party under this Agreement, such Party shall be entitled to practice, license (through multiple tiers), assign and otherwise Exploit any Joint Collaboration Know-How and Joint Collaboration Patents in all countries and jurisdictions without the duty of accounting or seeking consent from the other Party.
8.2
Prosecution and Maintenance.
8.2.1
Joint IMSCP/Cue Patents.
(a)
As between the Parties, IMSCP shall have the first right to file, prosecute and maintain all Joint IMSCP/Cue Patents throughout the world, and IMSCP shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. IMSCP shall keep Cue reasonably informed of the status of such Joint IMSCP/Cue Patents and shall promptly provide Cue with material correspondence received from any patent authorities in connection therewith. In addition, IMSCP shall timely provide Cue with drafts of all proposed material filings and correspondence to any patent authorities with respect to such Joint IMSCP/Cue Patents to allow for Cue’s review and comment prior to the submission of

Exhibit A - 25

such proposed filings and correspondence. IMSCP shall take into consideration Cue’s good faith comments (if any) prior to submitting such filings and correspondence. Notwithstanding any provision of this Agreement to the contrary, IMSCP shall not be required to make any filing with respect to any Joint IMSCP/Cue Patent which may reasonably be expected to have a material adverse impact on any other Joint IMSCP/Cue Patent.
(b)
IMSCP shall notify Cue of any decision to (i) not file, cease prosecution of, or cease the continued maintenance of, any Joint IMSCP/Cue Patents, including any PCT applications, Paris Convention and non-Paris Convention Patents and in any country, any national or regional Patents corresponding to a PCT application, or (ii) not file a continuation or divisional application of any of the foregoing Joint IMSCP/Cue Patents. Where possible, IMSCP shall provide such notice at least [**] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Joint IMSCP/Cue Patents in such country. In such event, Cue shall have the right, but not the obligation, to assume responsibility for filing, prosecution and/or maintenance of such Joint IMSCP/Cue Patents at its sole discretion, cost and expense, provided that Cue shall keep IMSCP reasonably informed of the status of such Joint IMSCP/Cue Patents for which Cue has assumed responsibility and shall promptly provide IMSCP with material correspondence received from any patent authorities in connection therewith. For clarity, all such applications for which Cue assumes responsibility (and Patents issuing therefrom) shall continue to be Joint IMSCP/Cue Patents. In addition, Cue shall timely provide IMSCP with drafts of all proposed material filings and correspondence to any patent authorities to allow for IMSCP’s review and comment prior to the submission of such proposed filings and correspondence. Cue shall take into consideration IMSCP’s good faith comments (if any) prior to submitting such filings and correspondence. If Cue notifies IMSCP that Cue no longer wishes to maintain any such IMSCP/Cue Patent, IMSCP shall have the right, but not the obligation, to assume responsibility for filing, prosecution and/or maintenance of such Joint IMSCP/Cue Patents at IMSCP’s sole discretion, cost and expense unless otherwise agreed to by the Parties, provided that, IMSCP thereafter shall follow the procedures of Section 8.2.1(a) for such IMSCP/Cue Patents for which it assumes responsibility.
(c)
For each Joint IMSCP/Cue Patent that is a PCT application, where possible, at least [**] prior to the [**] for each such PCT, IMSCP will provide to Cue a list of IMSCP’s intended national and regional phase filings (all such filings to be at IMSCP’s sole cost and expense per Section 8.2.1(a))). If Cue wishes to file a national and/or regional phase application in any additional jurisdictions within the Territory, Cue will notify IMSCP of such additional jurisdictions at least [**] prior to the [**], and IMSCP will file national-stage applications in each such additional jurisdiction at Cue’s cost and expense. IMSCP agrees to present claims provided by Cue in such additional national and regional filings, and IMSCP thereafter shall follow the procedures of Section 8.2.1(a) for any such additional filing. Cue shall continue to bear all filing and prosecution costs relating to such additional Joint IMSCP/Cue Patents until such time as Cue notifies IMSCP that Cue no longer wishes to maintain any such Joint IMSCP/Cue Patent, at which time, IMSCP may elect to abandon any such Joint IMSCP/Cue Patent or continue prosecution and/or maintenance at IMSCP’s expense unless otherwise agreed to by the Parties, provided that, IMSCP thereafter shall follow the procedures of Section 8.2.1(a) for any such IMSCP/Cue Patent for which it assumes responsibility.

Exhibit A - 26

8.2.2
Cue Product Patents.
(a)
Upon execution of this Agreement, the Parties will work together to develop patent protection for Cue Product Patents. Cue shall maintain responsibility for filing, prosecuting and maintaining all Cue Product Patents throughout the world. Cue shall continue to engage its patent counsel of record as of the Effective Date for filing, prosecuting and maintaining all Cue Product Patents throughout the world. Should Cue seek to engage alternative patent counsel, it shall obtain IMSCP’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Cue will establish a prosecution portal and procedures to timely provide IMSCP with all prosecution documents and correspondence received from any patent authorities in connection therewith. In addition, the Parties shall work together to prepare and review drafts of all proposed material filings and correspondence to any patent authorities with respect to such Cue Product Patents. Cue shall take into consideration IMSCP’s good faith comments and proposed edits (if any) and to the extent reasonably possible implement such comments and edits in preparing and submitting such filings and correspondence. Notwithstanding any provision of this Agreement to the contrary, Cue shall not be required to make any filing with respect to any Cue Product Patent which may reasonably be expected to have a material adverse impact on any other Cue Patent.
(b)
Except as otherwise provided in this Section 8.2.2, IMSCP shall be solely responsible for all costs and expenses incurred by Cue in connection with the filing, prosecution and maintenance of Cue Product Patents. If IMSCP determines that it does not want to bear the costs and expenses of filing, prosecution and maintenance of any Cue Product Patent, then such Cue Product Patent shall cease to be a Cue Product Patent for purposes of this Section 8.2.2, and also shall not be a Product Specific Patent for purposes of Sections 8.3 and 8.4, and Cue shall have no further responsibility to IMSCP regarding such Cue Patent.
(c)
For each Cue Product Patent that is a PCT application, where possible, at least [**] prior to the [**] for each such PCT, IMSCP will provide to Cue a list of national and regional phase filings that IMSCP wishes Cue to make. Cue will implement such filings and IMSCP will bear all filing, prosecution and maintenance costs and expenses in all such jurisdictions selected by IMSCP, and the Parties shall thereafter follow the procedures set out in Section 8.2.2 for all such Cue Product Patents. Cue will have the right but not the obligation to file national and regional phase in any additional jurisdictions within the Territory not selected by IMSCP. Cue will notify IMSCP of such additional jurisdictions at least [**] prior to the [**], and IMSCP shall determine if IMSCP wishes any of such additional filings to be Cue Product Patents, in which case IMSCP will bear the costs and expenses for filing, prosecution and maintenance of the selected additional jurisdictions, and such additional filings shall be Cue Product Patents. For any filings in additional jurisdictions that IMSCP declines to include as Cue Product Patents, Cue will be solely responsible for all costs and expenses associated with such additional applications and such applications and patents resulting therefore shall no longer be considered a Cue Product Patent for purposes of this Section 8.2.2, and also shall not be a Product Specific Patent for purposes of Section 8.3 and 8.4, and Cue shall have no further responsibility to IMSCP regarding such Cue Patent.

Exhibit A - 27

8.2.3
Other Patents. As between the Parties, except as expressly set forth in this Agreement, a Party shall have the sole right, but not the obligation, to file, prosecute and maintain throughout the world all Patents owned or controlled by such Party, and such Party shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance.
8.2.4
Cooperation. Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution efforts under this Section 8.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
8.3
Patent Enforcement.
8.3.1
Notification. If either Party becomes aware of any material infringement, misappropriation, or other violation anywhere in the world, of any of the Product Specific Patents, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions or of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action or proceeding alleging the invalidity, unenforceability or non-infringement of any of such Product Specific Patents (collectively, a “Product Infringement”) by a Third Party with respect to a Licensed Molecule that such Third Party is [**] (a “Competitive Product Infringement”), such Party shall promptly notify the other Party in writing of such Competitive Product Infringement.
8.3.2
Product Specific Patents. For any Competitive Product Infringement of a Product Specific Patent, as between the Parties, IMSCP shall have the first right, but not the obligation, to bring an appropriate suit or take other appropriate action against any Third Party engaged in such Competitive Product Infringement to remedy or defend against (as applicable) such Competitive Product Infringement, at its own cost and expense. In the event that IMSCP does not exercise such right within [**] after receiving notice of the applicable Competitive Product Infringement on or prior to [**] before the time limit, if any, set forth under Applicable Laws for the initial filing or defense of such actions, whichever comes first, Cue shall have the right, but not the obligation, to bring, defend and control any such action at its own expense and by counsel of its choice; provided that if IMSCP notifies Cue in writing prior to [**] before such time limit for the initial filing or defense of any such action that IMSCP intends to file or defend such action before the time limit, then IMSCP shall be obligated to file or defend such action before such time limit (provided that, in such case, IMSCP’s failure to so file or defend such action before such time limit shall be deemed a material breach of this Agreement), and Cue will not have the right to bring, defend or control such action.
8.3.3
Other Cue Patents and IMSCP Patents. For any other infringement, misappropriation, or other violation, or any action or proceeding alleging invalidity, unenforceability or non-infringement, anywhere in the world, by a Third Party of the Patent owned or controlled by a Party, except as expressly set forth in Section 8.3.2, as between the Parties, such Party will have the sole right, but not the obligation, to bring and control any legal action in

Exhibit A - 28

connection with any such infringement, misappropriation or other violation, action or proceeding, at its expense, including settling such action, as it reasonably determines appropriate.
8.3.4
Cooperation. Each Party shall provide to the enforcing Party (i.e., the controlling Party) reasonable assistance in any enforcement claim, suit or other action brought or defended against in exercise of the enforcing Party’s rights under this Section 8.3, at such enforcing Party’s request and expense, including to be named in such claim, suit or action if required by Applicable Laws to pursue such action. With respect to any enforcement or defense efforts conducted pursuant to Section 8.3.2: (a) the enforcing Party shall keep the other Party regularly informed of the status and progress of enforcement or defense efforts and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court or tribunal, (b) the non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times reasonably cooperate fully with the enforcing Party, (c) the enforcing Party shall not settle any such claim, suit, action or proceeding, or enter into any agreement in connection therewith, in any manner that would materially adversely affect the other Party’s exclusive rights under this Agreement, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Further, notwithstanding any provision of this Agreement to the contrary, under no circumstances shall IMSCP settle any such claim, suit, action or proceeding involving a Cue Patent, or enter into any agreement in connection therewith, without the prior written consent of Cue.
8.3.5
Expenses and Recoveries. The enforcing Party bringing or defending an action under Section 8.3.2 shall be solely responsible for any expenses incurred by such Party as a result of such action. Any recovery of monetary damages in connection with such action shall be allocated first to the reimbursement of any out-of-pocket costs incurred by the Party bringing such action, second to the reimbursement of any out-of-pocket costs incurred by the other Party cooperating in such action, and any remaining amounts shall be divided between the Parties such that: (a) in the event that IMSCP brought such action, one hundred percent (100%) shall be retained by IMSCP on the condition that this entire amount shall count towards and be deemed to constitute Net Sales and subject to IMSCP’s payment obligations under Section 7.3, and (b) in the event that Cue brought such action, one hundred percent (100%) is retained by Cue.
8.4
Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings
8.4.1
Third Party Initiated Proceedings. Each Party shall, within [**] of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to (i) during the Research Period, a CUE-100 Series Patent or Joint IMSCP/Cue Patent, or (ii) upon the expiration of the Research Period, a Licensed Product Patent or Joint IMSCP/Cue Patent. Cue and IMSCP shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.

Exhibit A - 29

8.4.2
Conduct of the Proceedings. Absent agreement to the contrary, [**] shall keep [**] regularly informed of the status and progress of any such proceeding and shall reasonably consider the [**] comments on any such efforts, including determination of strategy and filing of material papers to the competent court or tribunal. [**] shall have the right to review and approve any submission to be made in connection with such proceedings involving a [**] as applicable, which approval will not be unreasonably withheld or delayed. [**] shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but shall at all times reasonably cooperate with [**].
8.4.3
Party Initiated Proceedings. The Parties shall confer regarding whether to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to (i) during the Research Period, a CUE-100 Series Patent or Joint IMSCP/Cue Patent, or (ii) upon the expiration of the Research Period, a Licensed Product Patent or Joint IMSCP/Cue Patent. Absent agreement of the Parties, [**] shall have the sole right to initiate any such proceeding relating to a [**], as applicable, and [**] shall have the sole right to initiate any such proceeding relating to a [**].
8.4.4
Settlement. Neither Party shall settle or offer to settle any such proceeding under this Section 8.4 without the written approval of the other Party, which approval shall not be unreasonably withheld or delayed. For any action or proceeding involving a Cue Patent, IMSCP shall not settle any such proceeding, or enter into any agreement in connection therewith, without the prior written consent of Cue.
8.5
Patent Term Extensions. During the Term, [**] shall have the exclusive right, but not the obligation, to seek, in [**] name, if so required, patent term extensions, patent term restorations and supplemental protection certificates or the like that are now or become available under Applicable Law, including 35 U.S.C §156 and applicable foreign counterparts, in any country in the Territory for the Product Specific Patents, all at [**] sole cost and expense. Cue and IMSCP shall cooperate in connection with all such activities. [**], its agents and attorneys shall give due consideration to all suggestions and comments of [**] regarding any such activities, but in the event of a disagreement between the Parties, [**] shall have the final decision-making authority with respect to such activities.
Article 9

CONFIDENTIALITY
9.1
Confidential Information. Except as otherwise expressly provided in this Agreement, with respect to any information, data or materials which are disclosed by or on behalf of one Party to the other Party in connection with this Agreement, whether orally or in writing (“Confidential Information”), the Party receiving Confidential Information of the other Party (each a “Receiving Party”) undertakes to the Party disclosing such Confidential Information (each a “Disclosing Party”) that it shall not and shall ensure that each of its and its Affiliates’ directors, officers, employees, consultants, and permitted Third Party (sub)contractors (“Representatives”) do not, except as expressly provided in this Article 9, disclose to any Third Party or use such Confidential Information for any purpose. Further, the Receiving Party will protect Confidential Information from unauthorized disclosure or access using at least the same safeguards and

Exhibit A - 30

practices that it uses with respect to its own Confidential Information, but in no event less than a commercially reasonable standard of care. The obligations of confidentiality, non-disclosure and non-use under this Section 9.1 will be in full force and effect from the Effective Date until [**] following the Term. Confidential Information excludes any information that the Receiving Party can establish by competent proof:
(a)
was already known to the Receiving Party without an obligation of confidentiality or non-use, at the time of disclosure by the Disclosing Party to the Receiving Party, as evidenced by the Receiving Party’s prior written records;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party by the Disclosing Party other than through any act or omission of the Receiving Party in breach of this Agreement by the Receiving Party;
(d)
was independently developed by the Receiving Party without reference to or any use of Confidential Information of the Disclosing Party disclosed to the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development by the Receiving Party; or
(e)
was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no direct or indirect obligation to the Disclosing Party not to disclose such information to the Receiving Party.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because such Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination is in the public domain or in the possession of the Receiving Party.

9.2
Permitted Use and Disclosures. A Receiving Party may use or disclose Confidential Information of the Disclosing Party to the extent such use or disclosure is reasonably necessary in the following instances:
9.2.1
filing, prosecuting, defending or enforcing Patents as permitted by this Agreement;
9.2.2
enforcing such Receiving Party’s rights or performing its obligations under this Agreement and, with respect to IMSCP, exercising its rights under this Agreement;
9.2.3
prosecuting or defending litigation as permitted by this Agreement;

Exhibit A - 31

9.2.4
complying with applicable court orders, Applicable Laws, or the listing rules of any recognized stock exchange on which the Receiving Party’s securities are traded (specifically including the recommendations and requests from the U.S. Securities and Exchange Commission (the “SEC”) or otherwise submitting information to tax or other Governmental Authorities);
9.2.5
disclosure to the Receiving Party’s Affiliates, to actual or potential (sub)licensees and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, have a need to know such information in order for the Receiving Party to fulfill its obligations and exercise its rights under this Agreement, provided, in each case, that any such Affiliate, actual or potential (sub)licensees, or Representatives agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 9;
9.2.6
disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential and existing Third Party investors, collaborators, acquirers, lenders and other financing sources, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use with respect to the applicable Confidential Information.

Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, licensees or sublicensees, Representatives, advisors and Third Parties (to whom it discloses Confidential Information pursuant to Sections 9.2.5, 9.2.6, and 9.3); and

9.2.7
in the case of Cue, to [**], provided that [**] is under an agreement containing reasonable and customary restrictions on disclosure and non-use.

Notwithstanding any provision of this Agreement to the contrary, in the event a Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.2.3 or Section 9.2.4, it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, provide the Disclosing Party with the opportunity to obtain a protective or other order to prevent such disclosure, and keep any such disclosure to a minimum. The actions and inactions of any Person to whom the Receiving Party discloses the Disclosing Party’s Confidential Information, shall, with respect to such Confidential Information, be deemed to be the actions and inactions of such Receiving Party for all purposes of this Agreement.

9.3
Nondisclosure of Terms. Each of the Parties agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that a Party may disclose the terms of this Agreement without the consent of the other Party to: (a) the extent required by Applicable Law or the rules of an applicable stock exchange, (b) such Party’s Third Party attorneys, advisors and investors on a need to know basis, (c) Third Parties in connection with due diligence or similar investigations by such Third Parties with respect to a potential transaction involving such Third Party and the Receiving Party or any of its Affiliates, and (d) actual or potential Third Party investors, acquirers or collaborators and in the case of Cue, to [**] provided that, in each case, the Party making such disclosure shall ensure that

Exhibit A - 32

such disclosure is made to Third Parties that are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under an agreement containing reasonable and customary restrictions on disclosure and non-use.
9.4
Public Announcement. On or following the Effective Date, Cue shall have the right to issue a press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit 9.4. In the event that either Party wishes to issue any additional or further press releases with respect to the subject matter of this Agreement, such Party shall give the other Party reasonable advance notice of the proposed release, and, except to the extent such disclosure is required by Applicable Law or the rules of an applicable securities exchange, shall obtain the prior written approval of the other Party (which such approval shall not be unreasonably withheld or delayed). For clarity, no further approval of the other Party will be required for the public disclosure of any information disclosed in a Publication, press release, or other public disclosure made in accordance with this Agreement.
9.5
Publications. Neither Party shall publicly present or publish results of studies with respect to a Licensed Molecule or Licensed Product (each such presentation or publication, a “Publication”) without the opportunity for prior review by the other Party. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least [**] prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had [**] to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary to enable a Party to file a Patent in accordance with Section 8.2 if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding any provision of this Agreement to the contrary, neither Party shall have the right, without the other Party’s consent, to publish or present in a Publication (a) the other Party’s Confidential Information without the other Party’s consent or as expressly authorized under this Article 9 or (b) the Joint Existing Know-How or Joint Collaboration Know-How. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all Publications as scientifically appropriate. Notwithstanding any provision of this Agreement to the contrary, Publications exclude: (i) Patents filed, prosecuted or maintained in accordance with Section 8.2 and (ii) any public disclosure that a Party is required to make under Applicable Law or the rules of an applicable stock exchange.
9.6
Material Transfer. All materials provided by a Party, directly or indirectly, to the other Party in connection with this Agreement (such materials, together with any progeny, derivatives or modifications of such materials that are made by or under the authority of such other Party, “Materials”) shall remain the property of, and be deemed Confidential Information exclusively of (and deemed disclosed solely by) the Party providing such Materials.
9.7
Termination of Prior CDA and Prior MTAs. This Agreement terminates, as of the Effective Date, the Prior CDA and Prior MTAs. All Confidential Information exchanged between the Parties under the Prior CDA and all confidential information exchanged between the

Exhibit A - 33

Parties under the Prior MTAs shall be deemed Confidential Information of the corresponding Party under this Agreement (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 9 shall not be restricted by, or be deemed a violation of, such Prior CDA) and shall be subject to the terms of this Article 9.
Article 10

REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1
Mutual Representations and Warranties of Each Party. Each of IMSCP and Cue hereby represents and warrants to the other Party hereto, as of the Effective Date, as follows:
10.1.1
It is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;
10.1.2
The execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and Applicable Laws;
10.1.3
This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms;
10.1.4
It has the legal power and authority to enter into this Agreement and to perform all of its obligations hereunder; and
10.1.5
It has the legal power and authority to grant the rights and licenses granted and purported to be granted by it to the other Party pursuant to this Agreement.
10.2
Representations and Warranties of IMSCP. IMSCP hereby represents and warrants to Cue, as of the Effective Date, as follows:
10.2.1
IMSCP has complied with all U.S. and applicable foreign export and reexport control laws and regulations, including but not limited to the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”);
10.2.2
None of IMSCP officers, directors, employees, agents, representatives, independent contractors, or any other person acting for or on behalf of IMSCP for performance of this Agreement is: (a) a person or entity with whom transactions are prohibited or limited under any Applicable Laws pertaining to sanctions, including those administered by the United States including, but not limited to, the United States Office of Foreign Asset Control’s Specially Designated Nationals and Blocked Persons List (“SDN List”) or the United States Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List or included on comparable sanction lists of prohibited or restricted persons administered by the government of another applicable foreign jurisdiction; or (b) a person or entity resident in, located in, or a government of a sanctioned country or territory as defined under Applicable Laws pertaining to sanctions (which currently include Belarus, Cuba, Iran, North Korea, Russia, Syria,

Exhibit A - 34

and the Crimea, LNR, and DNR regions of Ukraine) (“Sanctioned Country”) (collectively, a “Restricted Party”); and
10.2.3
The IMSCP Licensed IP provided by IMSCP under this Agreement is not sourced from a Restricted Party or a Sanctioned Country.
10.3
Representations and Warranties of Cue. Cue hereby represents and warrants to IMSCP, as of the Effective Date, as follows:
10.3.1
Cue has the right to grant the license granted to IMSCP hereunder;
10.3.2
To its Knowledge, Cue has complied with all Applicable Laws in connection with the prosecution of the Cue Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto;
10.3.3
To its Knowledge, there is no settled, pending, or threatened litigation, claim, or proceeding alleging that any Cue Patent is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), or that the CUE-100 Series Subject Molecules or any Exploitation thereof does or would infringe on the intellectual property rights of any Third Party;
10.3.4
To its Knowledge, the [**] License Agreement and the [**] Agreement, each in the form provided to IMSCP, are in full force and effect without any default or breach thereunder by any party thereto; and
10.3.5
Other than the [**] Agreement, Cue is not party to any assignment, transfer, license, conveyance, encumbrance, or other agreement, in each case, that would conflict with the rights and licenses granted to IMSCP under this Agreement, and Cue has not granted, and is not under any obligation to grant, to any Third Party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Cue Patents that conflicts with the rights and licenses granted to IMSCP hereunder (other than [**], which is subject to the [**].
10.4
Mutual Covenants of Each Party. Each Party hereby covenants to the other Party that such Party:
10.4.1
shall not enter into any assignment, transfer, license, conveyance or encumbrance, in each case, that would conflict with the rights and licenses granted by such Party to such other Party under this Agreement;
10.4.2
shall not use any employee or consultant that is debarred by any Regulatory Authority or, to such Party’s Knowledge, is the subject of debarment proceedings by any Regulatory Authority;
10.4.3
perform, and shall use reasonable efforts to ensure that its Affiliates, (sub)licensees, and Representatives perform, all Research, Development and Commercialization

Exhibit A - 35

activities with respect to each Licensed Molecule and Licensed Product in good scientific manner, and in compliance in all material respects with Applicable Law; and
10.4.4
and its Affiliates are in compliance with, and at all times during the Term shall remain in compliance with, all antibribery or anticorruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither such Party nor any of its Affiliates has or will, in connection with the exercise of such Party’s rights or performance of its obligations under this Agreement, authorized, offered or made payments or otherwise provided anything of value directly or indirectly to: (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or government-controlled company or business, (c) a political party or official thereof, or candidate for political office, or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) for purposes of (i) (A) improperly influencing any act or decision of such Government Official in his or her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or (C) securing any improper advantage; or (ii) inducing such Government Official improperly to use his or her influence in order to assist such Party or any of its Affiliates in obtaining or retaining business.
10.5
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER CUE NOR IMSCP MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
10.6
Limitation of Liability. EXCEPT: (A) FOR FRAUD OR WILLFUL MISCONDUCT, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER Article 9 AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER Article 11, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES OR AGENTS, SHALL HAVE ANY LIABILITY OF ANY TYPE FOR ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.
Article 11

INDEMNIFICATION
11.1
By IMSCP. IMSCP agrees to indemnify and defend Cue, its Affiliates and its and their directors, officers, employees, agents, contractors and other representatives (the “Cue Indemnitees”) and defend and hold each of them harmless, from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ fees and expenses of

Exhibit A - 36

litigation) (collectively, “Liabilities”) arising out of or in connection with suits, actions, demands or actions brought by a Third Party to the extent that such actions relate to or arise from:
(a)
the Research, Development, Commercialization or other Exploitation of CUE-100 Series Subject Molecules, Licensed Molecules or Licensed Products by or under the authority of IMSCP, its Affiliates or (sub)licensees but excluding any claim to the extent arising from Cue’s breach of this Agreement; [**];
(b)
the negligent or willful misconduct of a IMSCP Indemnitee (or its subcontractors or (sub)licensees) in conducting or otherwise in connection with, this Agreement; or
(c)
a breach by IMSCP of this Agreement, including any breach of a representation, warranty or covenant by IMSCP made under Article 10;

except in each case (clauses (a) through (c)), to the extent Cue has obligation to indemnify IMSCP pursuant to Section 11.2 for such Liabilities.

11.2
By Cue. Cue agrees to indemnify and defend IMSCP, its Affiliates and its and their directors, officers, employees, agents, contractors and other representatives (the “IMSCP Indemnitees”) and defend and hold each of them harmless, from and against any Liabilities arising out of or in connection with suits, actions, demands or actions brought by a Third Party to the extent that such actions relate to or arise from:
(a)
the negligent or willful misconduct of a Cue Indemnitee (or its subcontractors or (sub)licensees) in conducting, or otherwise in connection with, this Agreement; or
(b)
a breach by Cue of this Agreement, including any breach of a representation, warranty or covenant by Cue made under Article 10;

except in each case (clauses (a) through (b)), to the extent IMSCP has an obligation to indemnify Cue pursuant to Section 11.1 for such Liabilities.

11.3
Procedure. In the event that any Party intends to claim indemnification under this Article 11 (each such Party, an “Indemnitee”) it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability. The Indemnitor shall have the right to control the defense of any indemnification claim using counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and Indemnitor. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 11. The Indemnitee shall not compromise or settle any claim or suit, or admit any liability, or voluntarily incur any expense with respect to any such claim or suit, in each case, without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give.

Exhibit A - 37

Article 12

TERM AND TERMINATION
12.1
Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall continue in full force and effect until IMSCP has no remaining payment obligations with respect to all Licensed Products in all countries (the “Term”). Following expiration (but not termination) of this Agreement, the IMSCP Commercial License shall become perpetual, irrevocable, royalty-free and fully paid-up.
12.2
Termination for Convenience. IMSCP may terminate this Agreement in its entirety, for any or no reason, on sixty (60) days’ advance written notice to Cue.
12.3
Termination for Breach. Either Party shall have the right to terminate this Agreement for a material breach of this Agreement by the other Party upon written notice to the breaching Party, if such breach is not cured within [**] (except, in the case such breach involves the failure to make a payment when due, [**]) after written notice is given to the breaching Party specifying such breach. Without limiting Cue’s right to terminate this Agreement pursuant to this Section 12.3, (i) IMSCP’s failure to make any Upfront Payment when due (without application of any cure period), (ii) IMSCP’s grant of any sublicense to a Person in violation of Section 3.3.1, (iii) IMSCP’s assignment of this Agreement in violation of Section 14.6, (iv) IMSCP’s consummation of any Change of Control transaction in violation of Section 14.6, and (v) the consummation of any one or more transactions that result in the IMSCP Party to this Agreement (whether IMSCP or any of its permitted successors or assigns) becoming an Affiliate of [**] or any of its Affiliates, shall each constitute a material breach for purposes of this Section 12.3 that entitles Cue to terminate this Agreement immediately upon notice to IMSCP without any opportunity for IMSCP to cure.
12.4
Termination for Insolvency. To the extent permitted under Applicable Law, each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of the occurrence of any of the following: (a) such other Party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (b) an involuntary case is commenced against such other Party and the petition is not dismissed within [**] after commencement of the case; (c) a court-supervised custodian is appointed for, or takes charge of, all or substantially all of the property of such other Party or such other Party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such other Party or there is commenced against such other Party any such proceeding which remains undismissed for a period of [**] (d) any order of relief or other order approving any such case or proceeding is entered; (e) such other Party is adjudicated insolvent or bankrupt; (f) such other Party suffers any appointment of any court-appointed custodian, receiver or the like for it or all or substantially all of its property to continue undischarged or unstayed for a period of [**]; or (g) such other Party makes a general assignment for the benefit of creditors or authorizes the dissolution or winding-up of such Party.
12.5
Effects of Termination. Upon any termination of this Agreement:

Exhibit A - 38

12.5.1
Termination of Rights. Except as expressly set forth in this Article 12: (a) the IMSCP Research License and IMSCP Commercial License, and all other rights and obligations of the Parties (including the restrictions on Restricted Activities in Section 3.4) shall terminate, (b) IMSCP shall (and shall cause its Affiliates and all Sublicensees) immediately cease all work and further Exploitation of all CUE-100 Series Subject Molecules, Licensed Molecules and Licensed Products (to the extent containing Licensed Molecules) (collectively, “Terminated Products”), including the use of, or reference to, any Terminated Products to Research, Develop or otherwise discover, design, derive, generate or otherwise make any molecules or products, (c) as between the Parties, Cue shall retain exclusive rights to all Cue Know-How, Cue Patents, and Cue’s rights in or to any and all Joint Existing IP and Joint Collaboration IP, and (d) as between the Parties, IMSCP would retain its exclusive rights to all IMSCP Know-How and IMSCP Patents and its rights in or to any and all Joint Existing IP and Joint Collaboration IP.
12.5.2
Transition. Notwithstanding any provision of this Agreement to the contrary, for a period of [**] after the effective date of the termination of this Agreement by IMSCP pursuant to Section 12.3, IMSCP, and each of its Affiliates and Sublicensees, will have the right to sell or otherwise dispose of all existing Licensed Products in its or their possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Licensed Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement. At the request of Cue, upon termination of this Agreement by Cue under Section 12.3 or Section 12.4 or by IMSCP under Section 12.2, the Parties would negotiate in good faith for a period of up to [**] following termination of this Agreement terms pursuant to which [**].
12.6
Accrued Rights and Obligations; Remedies. Expiration or termination of this Agreement for any reason shall not release either Party hereto from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.
12.7
Survival. Without limiting the provisions of Section 12.6, solely the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement will survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent used in the other surviving provisions), Article 9 (for the period set forth therein, in the case of Sections 9.1 through 9.2; and excluding Section 9.5), Article 11, Article 13, Article 14, Section 2.2 (third sentence only), Section 3.5, Section 5.5 (third sentence only), Sections 7.1-7.8 (with respect to amounts accrued prior to any such expiration or termination), 7.9 (solely for the time period specified therein), 7.10-7.11(with respect to amounts accrued prior to any such expiration or termination), Section 8.1, Section 8.2.3, Section 10.5, Section 10.6, Section 12.1, Section 12.5, Section, 12.6, and Section 12.7.
Article 13

DISPUTE RESOLUTION

Exhibit A - 39

13.1
Escalation. Should any dispute concerning the interpretation or breach of this Agreement or any rights or obligations hereunder arise (each, a “Dispute”), the Parties shall use all reasonable endeavors to meet to resolve any issues of disagreement amicably. Should initial meeting(s) fail to resolve such disagreement within [**] of either Party issuing a written request to resolve the Dispute, the matter shall be referred to the Parties’ Executive Officers for resolution. Should the Parties resolve such Dispute, the terms on which such resolution has been reached, or the reasons for such resolution, shall be recorded in writing and signed on behalf of each Party.
13.2
Arbitration. In the event that above-mentioned discussions between the Executive Officers fail to resolve the Dispute within [**] of a Party’s initial written request to resolve such Dispute, either Party may, by written notice to the other Party, elect to resolve such Dispute through binding arbitration in accordance with this Section 13.2.
13.2.1
The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures in force on the date on which the notice of arbitration is submitted in accordance with the JAMS Rules. The arbitral tribunal shall consist of three arbitrators (unless the Parties agree in writing to using a single arbitrator), each of whom is a retired United States Federal district court or appellate judge with, to the extent possible, relevant knowledge and legal experience in the subject matter of the arbitration. Each arbitrator shall be independent, neutral, and disinterested with respect to the Parties and subject matter of the arbitration. The arbitrator(s) shall be selected from a list provided by JAMS, and the Parties shall agree upon reasonable procedures to vet the potential arbitrator(s) to verify that they are independent, neutral, and disinterested. If the Parties fail to so mutually agree, the arbitrator(s) shall be appointed by JAMS in accordance with such rules. The emergency and the expedited procedures of the arbitration shall not apply. The arbitrator(s) shall have the right to engage one or more experts with experience in the subject matter of the Dispute to advise the arbitrator in reaching its decision.
13.2.2
The Parties and the arbitrator(s) shall use all reasonable efforts to complete any such arbitration within [**] after the appointment of the arbitrator(s). The arbitrator(s) shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator(s) shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. Any written evidence to be submitted to the arbitral tribunal originally in a language other than English shall be submitted in a certified English translation accompanied by the original or a true copy or electric data or source thereof only in the case required so by the panel, at the cost of the Party providing such evidence, subject to reallocation of such costs by the arbitral tribunal as provided below in Section 13.2.4 below. In coming to a decision, the arbitrator(s) shall consider only evidence that is deemed admissible under the Federal Rules of Evidence.
13.2.3
The Parties agree that a decision or award rendered by the arbitrator(s) shall be the sole, exclusive and binding remedy between them regarding any Dispute presented to the arbitrator(s). Any decision or award of the arbitrator(s) may be entered in any court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. To the fullest extent permissible, the Parties hereby expressly agree to waive the right to appeal the award or any other decision of the arbitral tribunal, and agree that there shall be no appeal to any court or other

Exhibit A - 40

authority (government or private) from any decision or award of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken, except in the case of fraud. The arbitrator(s) shall have no authority to award, and may not award, punitive, special, incidental, consequential, or any other similar form of damages. The arbitration proceedings and the decision of the arbitrator(s) shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision except to the extent disclosure of such proceeding or decision is: (a) mutually agreed to by the Parties, (b) are permitted under Article 9 or (c) required under Applicable Law or the rules of a securities exchange.
13.2.4
Unless otherwise mutually agreed by the Parties, the arbitration proceeding shall be conducted in English in New York, New York, USA. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert(s) retained by the arbitrator(s), and the cost of the arbitrator(s) and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses, provided, however, that the arbitrator(s) may exercise discretion to award arbitration costs and other costs such as translation costs, but not attorney's fees, to the prevailing Party.
13.2.5
Notwithstanding anything in this Section 13.2 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary to protect the rights or property of such Party, pending the selection of the arbitrator(s) or pending the arbitrator(s)’ determination of the merits of any Dispute.
13.3
Intellectual Property Disputes. In the event that a Dispute arises with respect to the validity, scope, construction, enforceability, inventorship, ownership, infringement or misappropriation of any Patent, Know-How or other intellectual property rights, unless otherwise agreed by the Parties in writing, such Dispute neither be submitted to resolution by the Executive Officers in accordance with Section 13.1 nor be submitted to arbitration in accordance with Section 13.2, and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 14.10, in any country or other jurisdiction in which such rights apply.
Article 14

MISCELLANEOUS
14.1
Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by email and acknowledged by return email, to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

If to Cue: Cue Biopharma, Inc.
40 Guest Street
Boston, MA 02135
Attention: Chief Executive Officer

Email: [**]

Exhibit A - 41

With a copy to: Cue Biopharma, Inc.
40 Guest Street
Boston, MA 02135
Attention: Cue Legal

Email: [**]

If to IMSCP: ImmunoScape Pte. Ltd.
1 Scotts Road 24-10
Shaw Centre, Singapore 228208
Attention: Chief Executive Officer
Email: [**]

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

14.2
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party, the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. Further, each Party agrees and acknowledges that all (a) payments due under Article 7 by IMSCP to Cue hereunder, other than the royalty payments pursuant to Section 7.3, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder and (y) the royalty payments pursuant to Section 7.3 are deemed “royalty payments” for purposes of Section 365(n) of Title 11. All rights of the Parties under this Section 14.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law.
14.3
Force Majeure. Except with respect to any obligation to make a payment owed hereunder, neither Party shall be held liable for inadequate performance to the extent caused by a condition (for example, fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, or omissions or delays in acting by any Governmental Authority) that was not reasonably foreseeable and beyond such Party’s reasonable control, and renders the performance impossible or illegal. The non-performing Party shall notify the other Party of such condition within [**] after such occurrence by giving written notice to the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use diligent efforts to remedy its inability to perform.
14.4
Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such decision shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly

Exhibit A - 42

involved in the controversy in which the decision was rendered. The invalid, illegal or unenforceable provision shall be reformed so that each Party shall have the obligation to perform reasonably in the alternative to give the other Party the benefit of its bargain. In the event the invalid, illegal or unenforceable provision cannot be reformed, the other provisions or applications of this Agreement shall be given full effect, and the invalid, illegal or unenforceable provision shall be deemed eliminated.
14.5
Independent Contractors. Each of the Parties is an independent contractor and not an employee, agent, representative or partner of the other.
14.6
Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either Party, without the prior written consent of the other Party, except that: (a) each Party has the right to assign this Agreement without the other Party’s consent in connection with the sale of all or substantially all of the business or assets of such Party, whether by way of merger, sale of assets, sale of stock or otherwise; provided, however, that within [**] of such an assignment, the assignee shall agree in writing to be bound by the terms and conditions of this Agreement and (b) Cue may assign or transfer to a Third Party, Cue’s rights to receive payments from IMSCP under this Agreement and any associated rights (including rights to receive reports, conduct audits and enforce such payment obligations of IMSCP) under this Agreement, without IMSCP’s consent. Any assignment in contravention of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of each Party’s successors and permitted assigns, including in the event of a Change of Control.
14.6.1
Notwithstanding Section 14.6, in the event IMSCP seeks to solicit proposals, begin discussions regarding, or proposes to enter into any arrangement to undergo a Change of Control other than an IPO at any time during the Term, IMSCP shall first notify Cue in writing (such notice, a “ROFN Notice”) and Cue shall have the first right of negotiation to acquire IMSCP (or its parent). During the [**] period starting on the date of such ROFN Notice (the “ROFN Period”), upon Cue’s request, the Parties will negotiate in good faith the terms on which Cue would acquire IMSCP (or its parent). If the Parties fail to execute an agreement governing the acquisition of IMSCP (or its parent) during the ROFN Period, or Cue provides IMSCP with earlier notice that it is not interested in acquiring IMSCP (or its parent), then IMSCP, shall be free to pursue a Change of Control with one or more Third Parties, provided that, subject to Section 14.6.2, IMSCP shall not enter into any Change of Control on terms that are less favourable to IMSCP, in the aggregate, than those offered to IMSCP by Cue, without first offering such Change of Control on such terms to Cue and providing Cue with [**] to accept such terms of such Change of Control in writing. For the avoidance of doubt, [**].
14.6.2
Notwithstanding any provision of this Agreement to the contrary, IMSCP may not (i) assign or transfer this Agreement or (ii) consummate any Change of Control, in each case, prior to [**] of the Effective Date without unanimous approval of the board of directors of IMSCP. Further, IMSCP may not assign or transfer this Agreement to [**] or any of its Affiliates, or consummate any Change of Control involving [**] or any of its Affiliates, in each case without the prior written consent of Cue, which consent may be withheld by Cue in its sole discretion.

Exhibit A - 43

14.7
Waiver. The waiver by either Party of, or failure to enforce, a default or a breach of any provision of this Agreement by the other Party shall not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either Party with knowledge of the existence of a default or breach shall not operate or be construed to operate as a waiver of any default or breach. No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy.
14.8
Performance by Affiliates, Sublicensees and Third Party subcontractors. Each Party may use one (1) or more of its Affiliates, sublicensees or Third Party subcontractors to exercise perform such Party’s obligations and duties hereunder. In such event: (a) the activities or performance by such Affiliates, sublicensees or Third Party subcontractors shall be deemed activities or performance by the applicable Party for the purposes of this Agreement; (b) each such Affiliate, sublicensee and Third Party subcontractors shall be bound by a written agreement that binds such Person to the corresponding obligations of the applicable Party and, in any event, such written agreement shall be at least as protective of the other Party and such other Party’s intellectual property rights and Confidential Information as those contained in this Agreement; and (c) such applicable Party shall remain liable hereunder for the prompt payment and performance of all such Party’s respective obligations hereunder.
14.9
Entire Agreement. The provisions of this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, superseding any and all prior agreements and negotiations with respect to such subject matter, including the Prior CDA and Prior MTAs. This Agreement, including its exhibit, may be modified only by written agreement executed by both Parties.
14.10
Governing Law; Service. This Agreement shall be governed by and enforced and construed in accordance with the laws of State of New York, excluding any conflicts or choice of law rules which may direct the application of the laws of another jurisdiction, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue will be determined in accordance with the laws of the country in which such Patent was issued. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.1 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.
14.11
Compliance with Laws. In performing the tasks and exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all Applicable Law, including without limitation any applicable privacy and data protection laws.
14.12
Construction. Except where the context expressly requires otherwise: (a) the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall (i) be deemed to be followed by the phrase “without limitation” and (ii) not be construed to limit the generality of any description preceding such term; (c) the

Exhibit A - 44

word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) the word “or” is used in the inclusive sense (“and/or”), unless explicitly indicated otherwise by the term “either/or”; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (i) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto; (j) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (k) provisions that require that a Party, the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, or otherwise (but excluding instant messaging), (l) the headings and recitals in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; (m) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (n) the phrase “to the extent” means “solely to the extent”. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement. This Agreement shall be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced shall not be deemed or construed to limit the application of other provisions of this Agreement to such cross-referenced provision and vice versa.
14.13
No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
14.14
Counterparts. This Agreement may be executed through the use of facsimiles or .pdf documents and may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.

[Signature Page Follows]

Exhibit A - 45

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

IMMUNOSCAPE PTE. LTD.	CUE BIOPHARMA, INC.
By:/s/ Michael Fehlings	By: /s/ Lucinda Warren
Name: Michael Fehlings	Name: Lucinda Warren
Title: CEO	Title: Chief Business Officer

Exhibit A – Signature Page

Exhibit 1.141

Transfer Plan

All capitalized terms not defined in this Transfer Plan shall have the meanings given to them in the Agreement.

“FTE” means the equivalent of a full-time employee or consultant based on annual working hours of [**] hours per year (with no further reductions for vacations and holidays). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. Additionally, any individual contributing fewer than [**] hours per Calendar Year (or equivalent pro-rata portion thereof for any partial Calendar Year during the Term) will be deemed a fraction of an FTE on a pro-rata basis. The portion of an FTE year devoted by an employee or consultant to activities contemplated by this Agreement will be determined by dividing the number of hours during any twelve (12) month period devoted by such employee or consultant to such activities by [**] hours; provided that no matter how many hours an individual employee or consultant works in such twelve (12) month period, such employee or consultant will in no event count for more than one FTE.

“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period. FTEs will be pro-rated on a daily basis if necessary. The FTE Rate for each Calendar Year after 2026 shall be subject to an annual adjustment equal to the change in the consumer price index for the immediately preceding Calendar Year as reported by the United States Bureau of Labor Statistics.

“FTE Rate” means a rate of [**] Dollars ($[**]), per FTE per Calendar Year (pro-rated for any partial Calendar Year and for any partial Calendar Year during the Term). The FTE Rate shall be deemed to encompass compensation for expenses of salaries, benefits, supplies, other employee expenses and supporting overhead and general and administration allocations.

1. Procedure for Requesting Support. Notwithstanding any provision to the contrary in the Agreement, any and all Transfer Activities shall solely be upon IMSCP’s written request (subject to a reasonable notice period) and during normal business hours.

2. Payment Obligations. Prior to Cue commencing any Transfer Activities for which Cue is to be reimbursed for FTE Costs and out-of-pocket costs, IMSCP will make an advance payment for at least [**] percent ([**]%) of such anticipated Transfer Activities (such advance payment to be a reasonable estimate mutually agreed upon by the Parties). Cue will invoice IMSCP for the remaining FTE Costs and documented out-of-pocket costs incurred to provide such Transfer Activities in excess of its advance payments, and IMSCP will pay the invoiced amounts within [**] of receipt of invoice. If any payment for Transfer Activities is disputed or not timely made in accordance with the foregoing, Cue will have the right to suspend such Transfer Activities until IMSCP pays Cue any and all amounts accrued and due. Notwithstanding anything in the Agreement to the contrary, to the extent any Transfer Activity involves the digital transfer of a

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ACTIVEUS 214653974v.2" "" ACTIVEUS 214653974v.2

document already in Cue’s Control, Cue’s digital transfer of such document to IMSCP shall be performed by Cue at no cost.

3. Transfer Activities [**]

Exhibit 3.6

[**] Upstream License Provisions

Notwithstanding anything to the contrary in this Agreement, to the extent necessary for Cue to comply with its obligations to [**] under the [**] License Agreement (and except as may otherwise be agreed, modified, or waived by [**]):

1.
Consistent with Section [**] of the [**] License Agreement, any Licensed Products sold by IMSCP, its Affiliates, or its Sublicensees in Developing Countries, other than India, China, and Brazil, shall be sold at a price equal to its cost to manufacture, distribute, and/or sell the Licensed Product, excluding research and development costs associated with developing the Licensed Product and obtaining Regulatory Approvals, plus [**]. For purposes of the foregoing, "Developing Countries" means low and lower middle-income countries as defined by the World Bank from time to time during the term of this Agreement.
2.
Consistent with Section [**] of the [**] License Agreement, IMSCP and Affiliates shall maintain complete and accurate books of account and records showing Net Sales. Such books and records of IMSCP and Affiliates shall be open to inspection, in confidence, during usual business hours, upon at least ten (10) business days prior notice by [**], by an independent certified public accountant appointed by [**] on behalf of Cue, who has entered into a written agreement of confidentiality with Cue which is no less protective of IMSCP’s Confidential Information than the provisions of Article 9 hereof and to whom IMSCP has no reasonable objection, for five (5) years after the Calendar Year to which they pertain, for the purpose of verifying the accuracy of the payments made to [**] by Cue based on amounts owed by IMSCP pursuant to this Agreement. IMSCP will use commercially reasonable efforts to require any Sublicensees hereunder to maintain such books and allow such inspection by IMSCP and shall, on request, disclose such information, if available to IMSCP, to Cue as part of such inspection. Any underpayment by Cue to [**] which was caused by IMSCP, as revealed by such inspection, plus interest on the underpayment amount at the rate of one and one-half percent (1.5%) per month or two hundred fifty Dollars ($250), whichever is greater, shall be promptly paid by IMSCP to Cue in reimbursement for its obligations to [**]. This Section 2 of Exhibit 3.6 is not intended to limit IMSCP’s obligations under Section 7.9 of the Agreement.
3.
Consistent with Section [**] of the [**] License Agreement, IMSCP shall not use the name of the [**] without [**]’s prior written consent, except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event IMSCP will promptly inform [**], prior to any such required use. IMSCP will not make any public announcement regarding the existence of the [**] License Agreement or the collaboration thereunder without obtaining the prior written consent of [**], except if such announcement is required by law, regulation, federal securities law or judicial order, in which event IMSCP will promptly inform [**] prior to any such required announcement.
4.
Consistent with Section [**] of the [**] License Agreement, IMSCP agrees to indemnify [**] and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns ([**] and each such person being, solely for purposes of this Schedule, the “[**] Indemnified Parties”) for the cost of defense and for damages awarded and losses and liabilities incurred, if any, as a result of any Third Party claims, liabilities, suits or judgments based on or arising out of the research, development, marketing, manufacture, sale or provision of Licensed Products or Know-How Products (each as defined in the [**] License Agreement) by IMSCP, its Affiliates and Sublicensees granted a sublicense under the [**] License Agreement, or otherwise related to the conduct of IMSCP’s or its affiliates’ or sublicensees’ (direct and indirect) business, so long as such claims, liabilities, suits, or judgments are not solely attributable to grossly negligent or intentionally wrongful acts or omissions by the [**] Indemnified Parties. This indemnity is conditioned upon [**] obligation to: (i) advise IMSCP of any claim or lawsuit, in writing promptly after [**] or the [**] Indemnified Party has received notice of said claim or lawsuit, (ii) assist IMSCP and its representatives, at IMSCP’s expense, in the investigation and defense of any lawsuit or claim for which indemnification is provided, and (iii) permit IMSCP to control the defense of such claim or lawsuit for which indemnification is provided.
5.
Consistent with Section [**] of the [**] License Agreement, IMSCP acknowledges that [**] has not made:

(a) A warranty or representation that anything made or used by IMSCP under any license or sublicense granted under the [**] License Agreement is or will be free from infringement of Patents, copyrights, and other rights of Third Parties; or

(b) A granting by implication, estoppel, or otherwise of any license, right or interest other than as expressly set forth in the [**] License Agreement.

6.
Consistent with Section [**] of the [**] License Agreement, IMSCP acknowledges that, except as expressly set forth in the [**] License Agreement, [**] MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE OR OTHERWISE, AND [**] SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT. IN ADDITION, [**] SHALL NOT BE LIABLE TO IMSCP FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT [**] HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
7.
Consistent with Section [**] of the [**] License Agreement, IMSCP and its Affiliates will acquire and maintain appropriate insurance coverage as set forth therein and otherwise observe and abide by the provisions of such Section [**]. IMSCP’s Affiliates and Sublicensees (direct and indirect) shall also observe the provisions of such Section [**].
8.
Consistent with Section [**] of the [**] License Agreement, Licensed Products for use or sale in the United States will be manufactured substantially in the United States.

9.
Consistent with Section [**] of the [**] License Agreement, IMSCP will promptly notify Cue in writing if IMSCP or any of its Affiliates or Sublicensees ceases to be a small entity (as defined by the United States Patent and Trademark Office).